    As filed with the Securities and Exchange Commission on January 27, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                                ----------------

                       INTRABIOTICS PHARMACEUTICALS, INC.

             (Exact name of registrant as specified in its charter)

             Delaware                              2834                             94-3200380
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)             Identification No.)

                                ----------------

                            1255 Terra Bella Avenue
                            Mountain View, CA 94043
                                 (650) 526-6800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------

                               Kenneth J. Kelley
                     President and Chief Executive Officer
                       IntraBiotics Pharmaceuticals, Inc.
                            1255 Terra Bella Avenue
                            Mountain View, CA 94043
                                 (650) 526-6800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------

                                   Copies to:

             Robert L. Jones                                  Patrick T. Seaver
             Laura A. Berezin                                  Charles K. Ruck
            COOLEY GODWARD LLP                                 LATHAM & WATKINS
          Five Palo Alto Square                             650 Town Center Drive
           3000 El Camino Real                                   20(th) Floor
         Palo Alto, CA 94306-2155                            Costa Mesa, CA 92626
              (650) 843-5000                                    (714) 540-1235

                                ----------------

                Approximate date of proposed sale to the public:
   As soon as practicable after the registration statement becomes effective.
                                ----------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

           Title of Securities                  Proposed Maximum Aggregate                      Amount of
            to be Registered                       Offering Price(1)(2)                     Registration Fee
Common Stock, $.001 par value............               $90,000,000                              $23,760

(1)  Includes       shares of common stock issuable upon exercise of the
    underwriter's over-allotment option.
(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities nor does it seek offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated              , 2000

[LOGO]

            Shares

Common Stock

This is the initial public offering of IntraBiotics Pharmaceuticals, Inc. and we
are offering              shares of our common stock. We anticipate that the
initial public offering price will be between $      and $      per share. We
have applied to list our common stock on the Nasdaq National Market under the symbol "IBPI."

Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                                             Underwriting
                                     Price to                Discounts and                Proceeds to
                                     Public                  Commissions                  IntraBiotics
Per Share                             $                      $                            $
Total                                 $                      $                            $

We have granted the underwriters the right to purchase up to additional shares to cover over-allotments.

Deutsche Banc Alex. Brown
                  Warburg Dillon Read LLC
                             SG Cowen
                                   Adams, Harkness & Hill, Inc.

The date of this prospectus is              , 2000

 [This graphic will include the company logo, 3 bullet points that address our research interests, and a bar chart which shows the current stage of development for each of our development programs.]

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS, BEFORE MAKING AN INVESTMENT DECISION.

OUR BUSINESS

    IntraBiotics Pharmaceuticals, Inc. develops and intends to commercialize new antibacterial and antifungal drugs for the prevention or treatment of serious infectious diseases. We are about to begin phase III clinical trials for our two lead product candidates, Ramoplanin Oral and Protegrin IB-367 Rinse. We recently obtained statistically significant data from phase II clinical trials that indicate each of these products was well tolerated and support further efficacy trials. Our new antibiotics may solve medical problems for patients who currently have few or no satisfactory alternatives. Since these antibiotics kill bacteria and fungi in new ways, they may be particularly useful in fighting multi-drug resistant bacteria that cannot be killed with currently available antibiotics. The increasing incidence of multi-drug resistant bacterial infections has created a global health care problem, commonly referred to as the antibiotics crisis.

OUR PRODUCT PORTFOLIO

    Ramoplanin is an antibacterial drug that selectively kills certain types of bacteria, including one of the most problematic, multi-drug resistant types, called vancomycin resistant enterococci, or VRE. This strain of bacteria is particularly difficult to treat, as it is resistant to the most commonly prescribed antibiotics, including one of the most powerful, vancomycin. Because of this resistance, patients with VRE bloodstream infections are twice as likely to die as patients with infections caused by the non-resistant strain. In addition, VRE infections are expensive to treat, generating incremental costs estimated at $86,000 per case. The incidence of this strain of bacteria is increasing rapidly in U.S. hospitals, creating a significant and widely acknowledged public health problem.

    We are developing Ramoplanin Oral for the elimination of VRE in the intestines of hospitalized patients to prevent VRE from crossing over into the bloodstream and causing bloodstream infections. We recently completed a phase II trial indicating that the drug was well tolerated and was effective in reducing VRE in the patients' intestines. We are now preparing to start our phase III trial that, if successful, would demonstrate Ramoplanin Oral's ability to prevent VRE bloodstream infections. We hold the exclusive rights to this drug in the U.S. and Canada through licensed patents and trade secrets.

    Protegrin IB-367 is a new antibiotic that rapidly kills many types of bacteria and fungi. We are developing Protegrin IB-367 Rinse for oral mucositis, a condition characterized by painful mouth ulcers that often form as a side effect of cancer therapies. Patients often identify oral mucositis as the single most troublesome side effect of cancer therapy. In severe cases of oral mucositis, patients may not be able to eat and may have to discontinue or reduce cancer treatment because of the pain. Oral mucositis often requires additional patient care, including extended hospitalization, estimated at between $4,500 and $20,000 per case.

    We recently completed a phase II trial indicating the drug was well tolerated, appeared not to be absorbed into the bloodstream from the mouth and reduced the severity of oral mucositis. To our knowledge, Protegrin IB-367 Rinse is the first drug to successfully reduce the severity of oral mucositis in a phase II trial. We are about to begin phase III trials of Protegrin IB-367 Rinse that, if successful, will demonstrate a reduction in severity of oral mucositis. We hold exclusive worldwide rights to this drug.

    In addition to Ramoplanin Oral and Protegrin IB-367 Rinse, we are about to begin phase I trials with two other clinical uses and formulations of Protegrin IB-367. We have three other antibiotic compounds at the preclinical research stage. Our current product portfolio is presented below.

    [Chart showing the clinical development stages for the Company's product portfolio.]

OUR BUSINESS STRATEGY

    We pursue parallel development of product candidates at various stages to maximize the probability for successful product commercialization. Our development programs focus on significant unmet medical needs that we believe provide substantial commercial opportunity and limited competition. We have in-licensed five antibiotic compounds or technologies, and we intend to continue to pursue attractive in-licensing opportunities to add breadth and depth to our research and development portfolio. We are evaluating new formulations and clinical uses for our product candidates as well.

    We plan to market and sell our products, if they receive FDA approval, in the U.S. through a direct sales force focused on major hospitals. We believe that a relatively small sales force will initially be effective, as our first two products target oncology-related indications treated by roughly the same physician group. This sales force may also be used to market and sell our future products. We intend to license our foreign product rights to other pharmaceutical companies to commercialize our products abroad.

                                  The Offering

Common stock offered by IntraBiotics.........
Common stock to be outstanding upon
  completion of this offering................
Use of proceeds..............................  Clinical trials, development and scale-up of manufacturing processes by our contract
                                               manufacturers, research and development
                                               activities, acquisition of new technologies
                                               or products, working capital and other
                                               general corporate purposes. See "Use of
                                               Proceeds."
Proposed Nasdaq National Market Symbol.......  IBPI

    The number of shares of common stock to be outstanding upon completion of this offering is based on the number of shares outstanding as of December 31, 1999 and excludes:

    - 3,746,896 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $1.16 per share;

    - 677,000 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $9.50 per share; and

    - 123,501 shares of common stock available for issuance under our stock plan as of December 31, 1999, and 5,500,000 additional shares of common stock that were approved for issuance under stock plans after December 31, 1999.

                            ------------------------

    UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES:

    - THE CONVERSION OF ALL OUTSTANDING SHARES OF PREFERRED STOCK INTO COMMON STOCK UPON THE CLOSING OF THIS OFFERING;

    - A 1-FOR-2 REVERSE STOCK SPLIT OF OUR COMMON STOCK TO BE COMPLETED PRIOR TO THE OFFERING; AND

    - NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                             Summary Financial Data
                     (in thousands, except per share data)

                                                            Year Ended December 31,
                                              ----------------------------------------------------
                                                1995       1996       1997       1998       1999
                                              --------   --------   --------   --------   --------
Statements of Operations Data:
Revenues....................................  $    --    $    --    $ 5,507    $  6,357   $  7,863
Operating expenses:
  Research and development..................    2,181      4,049      8,103      21,997     26,102
  General and administrative................      682        949      1,960       2,533      6,082
                                              -------    -------    -------    --------   --------
    Total operating expenses................    2,863      4,998     10,063      24,530     32,184
                                              -------    -------    -------    --------   --------
  Operating loss............................   (2,863)    (4,998)    (4,556)    (18,173)   (24,321)
Interest income, net........................       41        182        481         791      1,206
                                              -------    -------    -------    --------   --------
  Net loss..................................  $(2,822)   $(4,816)   $(4,075)   $(17,382)  $(23,115)
                                              =======    =======    =======    ========   ========
Basic and diluted net loss per share........  $(14.25)   $(11.92)   $ (6.39)   $ (20.89)  $ (21.62)
                                              =======    =======    =======    ========   ========
Shares used in computing basic and diluted
  net loss per share........................      198        404        638         832      1,069
                                              =======    =======    =======    ========   ========
Pro forma basic and diluted net loss
  per share.................................                                              $  (1.27)
                                                                                          ========
Shares used in computing pro forma basic and
  diluted net loss per share................                                                18,172
                                                                                          ========

                                                                   December 31, 1999
                                                              ---------------------------
                                                               Actual    As Adjusted (1)
                                                              --------   ----------------
Balance Sheet Data:
  Cash, cash equivalents and short-term investments.........  $31,429         $
  Working capital...........................................   25,743
  Total assets..............................................   35,958
  Long-term obligations, less current portion...............    1,725           1,725
  Deferred stock compensation...............................  (12,650)        (12,650)
  Accumulated deficit.......................................  (52,874)        (52,874)
  Total stockholders' equity................................   27,914

------------------------

(1) The as adjusted column reflects the sale of       shares of our common stock
    in the public offering at an assumed initial public offering price of $ per share, after deducting the underwriting discounts and commissions and estimated offering expenses.

    We were incorporated in Delaware in 1994. Our executive offices and laboratories are located at 1255 Terra Bella Avenue, Mountain View, California, 94043. Our telephone number is (650) 526-6800 and our web site is www.IntraBiotics.com. The information on our website is not part of this prospectus.

                                  RISK FACTORS

    ANY INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD SUFFER SIGNIFICANTLY. IN ANY SUCH CASE, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

                         Risks Related to Our Business

Clinical trials for our drug candidates will be expensive and their outcome is uncertain.

    Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through preclinical research and clinical trials that our drug candidates are safe and effective for use in humans. Conducting clinical trials is a time-consuming and expensive process, and the outcome of these trials is uncertain. If any of our clinical trials do not demonstrate safety and efficacy, we would be unable to obtain regulatory approval from the FDA for that product.

    Any clinical trial may fail to produce results satisfactory to the FDA. Preclinical and clinical data can be interpreted in different ways. A number of new drugs have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. A number of companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. We currently have two drug candidates which have completed phase II clinical trials, Ramoplanin Oral and Protegrin IB-367 Rinse. If either drug candidate fails to establish safety and efficacy in phase III clinical trials, we would be unable to commercialize the drug candidate, and our business will be harmed and our future profitability, if achieved, will be significantly delayed.

Timing of the completion of our clinical trials and receipt of FDA approvals is uncertain, and any delays may affect our ability to become profitable.

    Completion of clinical trials may take several years or more. Our product development costs will increase if we have delays in trials or the FDA approval process or if we need to perform more or larger clinical trials.

    Our commencement and completion of clinical trials may be delayed by many factors, including:

    - slower than expected rate of patient recruitment;

    - inability to adequately obtain data about patients after their treatment;

    - inability to manufacture sufficient quantities of materials used for clinical trials;

    - unforeseen safety issues; or

    - inability to show efficacy with statistical significance during the clinical trials.

    If the delays are substantial, our financial results and the commercial potential for our drug candidates could be harmed, and our ability to become profitable will be impaired.

We have limited experience with clinical trials and rely on assistance from collaborative partners.

    We have limited experience in conducting and managing clinical trials. We rely on third parties, including our collaborative partners, to assist us in managing and monitoring clinical trials. Our reliance on such third parties may result in delays in completing, or failure to complete, such trials if they fail to perform under our agreements with them.

If we fail to obtain the capital necessary to fund our operations, we will be unable to develop our drug candidates and may have to cease operations.

    We will continue to expend substantial resources for the expansion of research and development, including costs associated with researching drug candidates, securing in-licensing opportunities, conducting preclinical research and clinical trials and obtaining regulatory approval for our drug candidates. We expect that significant additional financing will be required in the future to fund our operations. We do not know whether additional financing will be available when needed or on acceptable terms, if at all. If we are unable to raise additional financing when necessary, we may have to delay some or all of our product development efforts or be forced to cease operations.

We may be forced to raise additional capital sooner than currently anticipated.

    We believe that the proceeds from this offering, together with our current cash balances, cash equivalents, short-term investments and cash generated from our collaborative arrangements will be sufficient to meet our operating and capital requirements for at least the next 12 months. However, we have based this estimate on assumptions that may prove to be wrong. Our future liquidity and capital requirements will depend on many factors, including:

    - the timing, cost, extent and results of clinical trials;

    - payments to third parties associated with manufacturing scale-up;

    - the costs and timing of regulatory approvals;

    - the costs of establishing sales, marketing and distribution capabilities;

    - the progress of our research and development activities;

    - availability and terms of in-licensing opportunities; and

    - future opportunities for raising capital.

    Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Collaborative arrangements may require us to relinquish our rights to certain of our technologies, drug candidates or marketing territories. If funding is not available, our development and commercialization activities may be impaired.

We rely on single-source third party manufacturers who are subject to regulation and do not have commercial scale manufacturing experience with our products.

    We rely on third parties to manufacture our products on a commercial scale. While we maintain a limited inventory of our drug candidates, we depend on single-source contract manufacturers to produce each of our products for use in our clinical trials. If our contract manufacturers are unable or fail to produce the required quantities of our drug candidates for clinical use or commercial sale on a timely basis, at commercially reasonable prices and with sufficient purity, our current and future clinical trials, our product development and sales and marketing efforts will be impaired. In addition, we currently intend to contract with third parties for the manufacturers of the final formulation.

    Our contract manufacturers have a limited number of facilities in which our drug candidates can be produced. In addition, together with our third-party manufacturers, we are required to register manufacturing facilities with the FDA and foreign regulatory authorities. The facilities will then be subject to inspections assessing compliance with current good manufacturing practice requirements established by the FDA or corresponding foreign regulatory agencies. If these facilities become unavailable for any reason or if our contract manufacturers fail to comply with the FDA's current good manufacturing practices or if our contract manufacturers terminate their agreements with us, we would have to find an alternative source for manufacturing our drug candidates. There are, on a worldwide basis, a limited number of contract facilities in which our drug candidates can be produced under current good manufacturing practice regulations. It can also take a substantial period of time for a contract facility to begin producing antibiotics in sufficient commercial quantities and according to current good manufacturing practices. In addition, the manufacturing processes for Protegrin IB-367 and Ramoplanin are extremely complex and proprietary. If we are unable to continue having Protegrin IB-367 or Ramoplanin manufactured by our current contract manufacturers, we do not know if we could engage another contract manufacturer when needed or on acceptable terms, if at all.

    We currently intend to continue using our contract manufacturers to produce commercial quantities of our drug candidates if they receive regulatory approval. Our contract manufacturers have no experience in manufacturing Protegrin IB-367 and Ramoplanin in quantities sufficient for commercialization. Contract manufacturers often encounter difficulties in scaling up production, including problems involving production yields, quality control, quality assurance and shortage of qualified personnel. If our contract manufacturers are unable to scale up production to meet our commercial needs, our revenue would be adversely affected.

We expect to continue to incur future operating losses and may never achieve profitability.

    We have never generated revenue from product sales and have incurred significant net losses in each year since inception. We have incurred net losses of $4.1 million in 1997, $17.4 million in 1998 and $23.1 million in 1999. As of December 31, 1999, our accumulated deficit was approximately $52.9 million. We expect to continue to incur substantial additional losses for the foreseeable future as a result of increases in our research and development costs, including costs associated with conducting preclinical research and clinical trials, and we may never become profitable. We will receive product revenues only if we complete clinical trials with respect to one or more products, receive regulatory approvals and successfully commercialize such products.

Competitors may develop and commercialize products that are more effective, less expensive, have fewer side effects or are easier to administer than ours.

    We may be unable to compete successfully if others develop and commercialize competitive products that are less expensive, more effective, have fewer side effects or are easier to administer than our drug candidates. If we are unable to compete successfully with our drug candidates, our revenue and results of operations would be adversely affected.

    Our competitors include pharmaceutical and biotechnology companies. We are aware of several of these companies that are actively engaged in research and development in areas related to cancer therapy and antibiotics. These companies have commenced clinical trials in cancer therapy and antibiotic products or have successfully commercialized such products. Many of these companies are studying the same diseases and disease indications as we are.

    Industry efforts have recently intensified with respect to the development of new antibiotics because of the recognized need and relatively few therapeutic options. Our drug candidates may become obsolete as a result of:

    - other drug development technologies and methods of preventing or reducing the incidence of disease;

    - development of microorganisms resistant to our products; or

    - other classes of therapeutic agents.

    Many of our competitors and related private and public research and academic institutions have substantially greater experience, financial resources and larger research and development staffs than we do. In addition, many of these competitors, either alone or together with their collaborative partners, have significantly greater experience than we do in developing drugs, obtaining regulatory approvals and manufacturing and marketing products. We also compete with these organizations and other companies for in-licensing opportunities for future drug candidates and in attracting scientific and management personnel.

We are subject to extensive government regulation, and we may not obtain regulatory approvals.

    None of our drug candidates has been approved for sale in the U.S. or any foreign market. We must obtain approval from the FDA in order to sell our drug candidates in the U.S. and from foreign regulatory authorities in order to sell our drug candidates in other countries. The FDA could require us to repeat clinical trials as part of the regulatory review process. Delays in obtaining or failure to obtain regulatory approvals may:

    - delay or prevent the successful commercialization of any of our drug candidates;

    - diminish our competitive advantage; and

    - adversely affect our receipt of revenues or royalties.

    The regulatory review and approval process is lengthy, expensive and uncertain. Securing FDA approval requires the submission of extensive preclinical and clinical data and supporting information to the FDA for each indication to establish safety and effectiveness. We have limited experience in obtaining such approvals, and cannot be certain when we will receive these regulatory approvals, if ever.

    In addition to initial regulatory approval, our drug candidates are subject to extensive and rigorous ongoing domestic government regulation. The FDA regulates, among other things, the development, testing, manufacture, record-keeping, labeling, storage, promotion and distribution of our products. After approval, changes to a product such as manufacturing changes or additional indications or labeling claims are subject to further FDA review and approval. Any approvals, once obtained, may be withdrawn if compliance with regulatory requirements is not maintained or safety problems are identified. If our products are marketed abroad, they also are subject to extensive regulation by foreign governments. Failure to comply with these requirements may subject us to stringent penalties.

We may not be able to adequately protect our intellectual property.

    We rely on a combination of patents, trade secrets and contractual provisions to protect our intellectual property. If we are unable to adequately protect our intellectual property, our competitive position would be harmed. Our success depends in part on our ability to:

    - obtain patents;

    - protect trade secrets;

    - operate without infringing upon the proprietary rights of others; and

    - prevent others from infringing on our proprietary rights.

    We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets.

    We try to protect our proprietary position by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. However, the patent position of biopharmaceutical companies involves complex legal and factual questions. We cannot predict the enforceability or scope of any issued patents or those that may issue in the future. Patents, if issued, may be challenged, invalidated or circumvented. Consequently, any patents that we own or license from third parties may not provide any protection against competitors. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed. In addition, our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued.

We rely on trade secrets related to the manufacture of certain products.

    In addition to patents, we rely on trade secrets and proprietary know-how. The manufacturing processes covered by these trade secrets are performed by our contract manufacturers. Accordingly, our contract manufacturers and we must maintain confidentiality. We seek protection, in part, through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection or adequate remedies for our technology in the event of unauthorized use or disclosure of confidential and proprietary information.

We may be subject to intellectual property litigation which could be costly and time-consuming.

    The biotechnology and pharmaceutical industries have been characterized by extensive litigation regarding patents and other intellectual property rights. The defense and prosecution of intellectual property suits, U.S Patent and Trademark Office interference proceedings and related legal and administrative proceedings in the U.S. and internationally are costly and time-consuming to pursue and their outcome is uncertain. If we become involved in any of these proceedings, we will incur substantial expense and the efforts of our technical and management personnel will be significantly diverted. An adverse determination may subject us to significant liabilities or require us to seek licenses that may not be available from third parties on satisfactory terms, or at all.

Our products could infringe on the intellectual property rights of others, which could lead to costly litigation and, if unsuccessful, could also lead to substantial damages and prohibit us from selling our products.

    Third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages, including treble damages, for past infringement if it is ultimately determined that our products infringe a third party's proprietary rights. Further, we may be prohibited from selling our products or may need to attempt to obtain a license, which, if available at all, may require us to pay substantial royalties. Even if these claims are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our stock price to decline.

If we cannot enter into new licensing arrangements, our future product development could be adversely affected.

    An important component of our business strategy is in-licensing drug compounds developed by academic research laboratories and pharmaceutical and biotechnology companies. If we are not able to identify future licensing opportunities or enter into future licensing arrangements on acceptable terms, our product development could be adversely affected.

If physicians and patients do not accept our products, our ability to generate revenue will be adversely affected.

    Our drug candidates may not gain market acceptance among physicians, patients, and the medical community. If any of our drug candidates fails to achieve market acceptance, we may be unable to successfully market and sell the product, which would adversely affect our revenue and results of operations. The degree of market acceptance of any drug candidate depends on a number of factors, including:

    - demonstration of clinical efficacy and safety;

    - cost-effectiveness;

    - convenience and ease of administration;

    - potential advantage over alternative treatment methods; and

    - marketing and distribution support.

    Physicians will not recommend our products until such time as clinical data or other factors demonstrate the safety and efficacy of our drugs as compared to other treatments. In practice, competitors may be more effective in marketing their drugs. Even if the clinical safety and efficacy of our antibiotic products is established, physicians may elect not to recommend products.

If we fail to obtain acceptable prices or adequate reimbursement from third-party payors, our ability to generate revenue from product sales will be impaired.

    In both domestic and foreign markets, sales of our drug candidates will depend in part upon the availability of reimbursement from government health administration authorities, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved health care products. For example, in the U.S., Medicare and third-party payors are increasingly attempting to contain health care costs by limiting both the coverage and the level of reimbursement for new drugs and by refusing to provide coverage for use of approved drugs for disease indications for which the FDA has not granted labeling approval. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. If the government and third-party payors fail to provide adequate coverage and reimbursement rates for our drug candidates, sales of our products will be adversely affected.

If we are unable to establish sales, marketing and distribution capabilities or enter into agreements with third parties to perform these services, we will be unable to commercialize our drug products.

    We do not currently have marketing, sales or distribution capabilities. For our initial products, we intend to establish a direct marketing and sales force in the U.S. and Canada. To market any of our products directly we must develop a marketing and sales force with technical expertise and distribution capabilities. We may not successfully develop marketing and sales experience or have sufficient resources to do so. We intend to enter into arrangements with third parties to market and sell most of our products outside of the U.S. and Canada. We may not be able to enter into marketing and sales arrangements with others on acceptable terms, if at all. To the extent that we enter into marketing and sales arrangements with other companies, our revenues will be lower than if we marketed the products directly and will depend on the efforts of others. If we fail to establish successful marketing and sales capabilities or fail to enter into successful marketing arrangements with third parties, we would be unable to commercialize our drug products.

If we fail to recruit and retain key personnel, our product development and commercialization efforts will be adversely affected.

    We are highly dependent on our scientific and management staff. Competition for personnel is intense. If we lose the services of any of our key personnel, our product development and commercialization efforts would be adversely affected. In order to pursue product development, marketing and commercialization plans, we will need to hire additional qualified scientific personnel to perform research and development. We will also need to hire personnel with expertise in clinical testing, government regulation, manufacturing, marketing and finance. We may not be able to attract and retain personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and other companies.

    In addition, we rely on consultants to assist us in formulating our research and clinical development strategy. All of our consultants are employed by other entities. They may have commitments to, or relationships with, other entities that may limit their availability to us. If we lose the services of these personnel, our research and development efforts may be delayed.

If product liability lawsuits are successfully brought against us, we could face substantial liabilities.

    The use of any of our drug candidates in clinical trials, and the sale of any approved products, may expose us to liability claims. These claims might be made directly by consumers, health care providers or by pharmaceutical companies. If we cannot successfully defend ourselves against product liability claims, we may incur substantial damages that could exceed our financial resources. We currently have clinical trial insurance, but we do not carry product liability insurance. We intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for our drug candidates. However, insurance coverage is becoming increasingly expensive. We may not be able to obtain product liability coverage at a reasonable cost or in sufficient amounts to protect us against losses.

If we use hazardous materials in a way that violates laws or causes injury, we may be liable for damages or governmental fines.

    Our research and manufacturing activities involve the controlled use of potentially harmful biological, chemical and radioactive materials. We cannot eliminate the risk of accidental contamination or injury from the storage, handling, use and disposal of these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials. The costs of compliance with these laws and regulations could be significant, and we could face significant penalties for noncompliance.

                         Risks Related to This Offering

Directors, executive officers, principal stockholders and affiliated entities own a significant portion of our capital stock and will have substantial control over our activities.

    Upon completion of this offering, our directors, executive officers, principal stockholders and affiliated entities will beneficially own, in the
aggregate, approximately   % of our outstanding common stock. These
stockholders, if acting together, will be able to significantly influence all matters requiring approval by our stockholders. Such matters include the election of directors and the approval of mergers or other business combination transactions. We may be adversely impacted by the control that such stockholders will have with respect to matters affecting us.

Antitakeover provisions in our charter documents and under Delaware law may make an acquisition of us more difficult.

    Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Our amended and restated certificate of incorporation requires that upon completion of the public offering, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Additionally, our certificate of incorporation:

    - eliminates the use of cumulative voting in the election of directors;

    - provides that the authorized number of directors may be changed only by resolution of our board of directors; and

    - authorizes our board of directors to issue blank check preferred stock to increase the amount of outstanding shares without stockholder approval.

    Our amended and restated bylaws provide that candidates for director may be nominated only by our board of directors or by a stockholder who gives written notice to us between 60 and 90 days prior to the first anniversary of the last annual meeting of stockholders. The authorized number of directors is fixed by resolution of the board. Our amended and restated certificate of incorporation and bylaws provide for a classified board of directors, in which approximately one third of the directors will be elected each year. Our board of directors may appoint new directors to fill vacancies or newly created directorships. Our bylaws also limit who may call a special meeting of stockholders. In addition, because we are incorporated in Delaware, we are governed by the provisions of
Section 203 of the Delaware General Corporation Law which may prohibit large stockholders from consummating a merger with or acquisition of us. These provisions may prevent a merger or acquisition that would be attractive to stockholders and could limit the price that investors would be willing to pay in the future for our common stock.

If our stockholders sell substantial amounts of our common stock after the offering, the market price of our common stock may decline.

    If stockholders sell substantial amounts of common stock after the offering, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock may decline. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and under lockup agreements with our underwriters. These lockup agreements restrict our stockholders from disposing of their shares for 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. However, Deutsche Bank Securities Inc. may release all or any portion of the common stock from the restrictions in the lockup agreements. The following table indicates when the 21,081,054 shares of our common stock which are not being sold in this offering but which were outstanding at December 31, 1999, will be eligible for sale into the public market:

                                            Shares Eligible
        Days After Prospectus Date             for Sale                        Comment
        --------------------------          ---------------                    -------
Upon effectiveness........................        213,101     Freely tradable shares eligible for sale
                                                              under Rule 144(k) and not locked-up
90 days...................................        531,030     Shares not locked-up and saleable under
                                                                Rules 144 and 701
180 days..................................     17,211,923     Lock-up released; shares saleable under
                                                                Rules 144 and 701
Various dates thereafter..................      3,125,000     Restricted securities held for one year
                                                              or less as of 180 days following
                                                                effectiveness

Our stock price may be volatile, and the value of your investment may decline.

    Prior to this offering there has been no public market for our common stock. An active public market for our stock may not develop or be sustained after the offering. The initial public offering price will be determined by negotiations between us and our underwriters and may not be indicative of future market prices. The market prices for securities of biotechnology companies in general have been highly volatile and our stock may be subject to volatility. The following factors, in addition to the other risk factors described in this section, may have a significant impact on the market price of our common stock:

    - announcements of technological innovations or new commercial products by our competitors or us;

    - developments concerning proprietary rights;

    - publicity regarding actual or perceived adverse events in our clinical trials or relating to products under development by our competitors;

    - regulatory developments in the U.S. or foreign countries;

    - litigation;

    - significant short selling in our common stock;

    - economic and other external factors; and

    - period-to-period fluctuations in our financial results and changes in analysts' recommendations.

New investors in our common stock will experience immediate and substantial dilution.

    The initial public offering price is substantially higher than the book value per share of our common stock. Investors purchasing common stock in the offering will therefore incur immediate dilution in the net tangible book value per share of common stock. In addition, the number of shares available for issuance under our stock option and employee stock purchase plans will automatically increase without stockholder approval. Investors will incur additional dilution upon the exercise of outstanding stock options and warrants.

      SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

    We make many statements in the prospectus under the captions Summary, Risk Factors, Management's Discussion and Analysis of Financial Condition and Results of Operations and Business and elsewhere that are forward-looking and are not based on historical facts. These statements relate to our future plans, objectives expectations and intentions. We may identify these statements by the use of words such as believe, expect, will, anticipate, intend and plan and similar expressions. These forward looking statements involve a number of risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we discuss in Risk Factors and elsewhere in this prospectus. These forward-looking statements speak only as of the date of this prospectus, and we caution you not to rely on these statements without considering the risks and uncertainties associated with these statements and our business that are addressed in this prospectus.

    These forward-looking statements are included, for example, in the discussion about:

    - our strategy;

    - sufficiency of cash resources;

    - product development;

    - our research and development and other expenses; and

    - operational and legal risks.

Given these uncertainties, you should not place undue reliance on such forward-looking statements. We are not under any duty to update any of the forward-looking statement after the date of this prospectus to conform these statements to actual results except as required by law.

    Information regarding market and industry statistics contained in the Summary and Business sections is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources and cannot assure you of the accuracy of the data we have included.

                                USE OF PROCEEDS

    Our net proceeds from the sale of       shares of common stock we are
offering are estimated to be $      million ($      million if the underwriters'
over-allotment option is exercised in full) assuming an initial public offering
price of $      per share and after deducting the underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds of the offering primarily for funding clinical trials and the development and scale up of manufacturing processes by our contract manufacturers. The balance of the proceeds, as well as existing cash, will be used to fund other research and development activities including identification, testing and acquisition of additional potential in-licensing candidates, further development of our other programs currently in process, expansion of research and development capabilities, working capital and other general corporate purposes. We may also use a portion of the proceeds for the acquisition of, or investment in, companies, technologies or assets that complement our business. However, we have no present understandings, commitments or agreements to enter into any potential acquisitions and investments.

    The amount and timing of our actual expenditures will depend on many factors including the timing, extent, cost and progress of clinical trials, the costs and success of manufacturing drug substances, and opportunities for in-licensing technologies and compounds. Until the funds are used as described above, we intend to invest the net proceeds of the offering in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

    The payment of dividends is within the discretion of our board of directors. Our ability to pay any future dividends will depend on our earnings, operating and financial condition, projected capital requirements and restrictions under our credit facilities. In this regard, our term loan and security agreement with Silicon Valley Bank prohibits the payment of dividends without the consent of the lender. We have never declared or paid any cash dividends on shares of our capital stock and do not intend to do so at any time in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth the following information:

    - our actual capitalization as of December 31, 1999;

    - our pro forma capitalization as of that date after giving effect to the conversion of all outstanding shares of preferred stock into 19,741,900 shares of common stock upon completion of this offering; and

    - our pro forma capitalization as adjusted to reflect the receipt of net
      proceeds from our sale of       shares of common stock at an assumed
      initial public offering price of $      per share in this offering, less
      the underwriting discounts and commissions and estimated offering expenses.

                                                                       December 31, 1999
                                                               ----------------------------------
                                                                                       Pro Forma
                                                                Actual    Pro Forma   As Adjusted
                                                               --------   ---------   -----------
                                                                   (in thousands except share
                                                                      and per share data)
Long-term obligations, less current portion..................  $  1,725   $  1,725     $  1,725
                                                               --------   --------     --------
Stockholders' equity:
Preferred stock, $0.001 par value; 40,937,873
  shares authorized, actual and pro forma,
  5,000,000 shares authorized, pro forma as
  adjusted: 39,483,873 shares issued and
  outstanding, actual; none issued and outstanding
  pro forma and pro forma as
  adjusted...................................................    79,609         --           --
Common stock, $0.001 par value; 67,500,000 shares
  authorized; actual and pro forma; 50,000,000
  shares authorized pro forma as adjusted;
  1,339,154 shares issued and outstanding, actual;
  21,081,054 shares issued and outstanding, pro
  forma; and       shares issued and outstanding,
  pro forma as
  adjusted...................................................         2         42
Additional paid-in capital...................................    13,828     93,396
Deferred stock compensation..................................   (12,650)   (12,650)     (12,650)
Accumulated deficit..........................................   (52,874)   (52,874)     (52,874)
                                                               --------   --------     --------
Total stockholders' equity...................................    27,914     27,914
                                                               --------   --------     --------
Total capitalization.........................................  $ 29,639   $ 29,639     $
                                                               ========   ========     ========

    The number of shares of common stock referenced above excludes as of December 31, 1999:

    - 3,746,896 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $1.16 per share.

    - 677,000 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $9.50.

    - 123,501 shares of common stock available for issuance under our stock plan as of December 31, 1999, and 5,500,000 additional shares of common stock that were approved for issuance under stock plans after December 31, 1999.

                                    DILUTION

    Our pro forma net tangible book value of the common stock as of
December 31, 1999 was approximately $27.9 million, or approximately $1.32 per share of common stock assuming conversion of all outstanding preferred stock into an aggregate of 19,741,900 shares of common stock upon the closing of the
offering. After giving effect to the sale of       shares of common stock in
this offering at an assumed price of $      per share and after deduction of the
underwriting discount and estimated offering expenses, our pro forma net tangible book value after the offering would have been approximately
$      million, or $      per share.

    Pro forma net tangible book value per share before the offering has been determined by dividing pro forma net tangible book value (total tangible assets less total liabilities) by the pro forma number of shares of common stock outstanding at December 31, 1999. The offering will result in an increase in pro
forma as adjusted net tangible book value of $      per share to existing
investors and an immediate dilution of $      per share to new investors, or
approximately     % of the assumed offering price of $      per share. Dilution
is determined by subtracting pro forma net tangible book value per share after the offering from the assumed initial public offering price. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............          $

    Pro forma net tangible book value per share at
     December 31, 1999......................................  $1.32

    Increase per share attributable to new investors........
                                                              -----

Pro forma net tangible book value per share after
  offering..................................................
                                                                      -----

Dilution per share to new investors.........................          $
                                                                      =====

    The following table summarizes, on a pro forma basis as of December 31, 1999, the differences between the number of shares of common stock issued by IntraBiotics, the total consideration paid and the average price per share paid by the existing stockholders and by new investors, before deducting underwriting discounts and commissions and estimated offering expenses, at an assumed initial
public offering price of $      per share.

                                             Shares Purchased        Total Consideration      Average
                                          ----------------------   -----------------------   Price Per
                                            Number      Percent       Amount      Percent      Share
                                          -----------   --------   ------------   --------   ---------
Existing stockholders...................  21,081,054         %     $81,394,000         %       $3.86
New investors...........................
                                          ----------      ---      -----------      ---        -----
Total...................................                  100%                      100%       $
                                          ==========      ===      ===========      ===        =====

    These tables do not assume exercise of stock options and warrants outstanding at December 31, 1999. At December 31, 1999, there were 3,746,896 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $1.16 per share and 677,000 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $9.50 per share. Giving effect to the full vesting and exercise of the options and warrants outstanding of December 31, 1999, the pro forma net tangible book value per share would be $1.52, the dilution per share
to new investors would be $      .

                            SELECTED FINANCIAL DATA

    This section presents our historical financial data. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements, and Management's Discussion and Analysis of Financial Condition and Results of Operations. The statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 have been derived from our financial statements that have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from financial statements that have been audited by Ernst & Young LLP, and are not included elsewhere in this prospectus. Historical results are not necessarily indicative of future results. See notes to the financial statements for an explanation of the method used to determine the number of shares used in computing pro forma basic and diluted net loss per share.

                                                            Year Ended December 31,
                                              ----------------------------------------------------
                                                1995       1996       1997       1998       1999
                                              --------   --------   --------   --------   --------
                                                     (in thousands, except per share data)
Statement of Operations Data:
Revenue:
  Contract revenue..........................  $    --    $    --    $ 3,507    $  5,357   $  7,863
  License fee and milestone revenue.........       --         --      2,000       1,000         --
                                              -------    -------    -------    --------   --------
    Total revenue...........................       --         --      5,507       6,357      7,863
Operating expenses:
  Research and development..................    2,181      4,049      8,103      21,997     26,102
  General and administrative................      682        949      1,960       2,533      6,082
                                              -------    -------    -------    --------   --------
    Total operating expenses................    2,863      4,998     10,063      24,530     32,184
                                              -------    -------    -------    --------   --------

Operating loss..............................   (2,863)    (4,998)    (4,556)    (18,173)   (24,321)
Interest income, net........................       41        182        481         791      1,206
                                              -------    -------    -------    --------   --------
      Net loss..............................  $(2,822)   $(4,816)   $(4,075)   $(17,382)  $(23,115)
                                              =======    =======    =======    ========   ========
Basic and diluted net loss per share........  $(14.25)   $(11.92)   $ (6.39)   $ (20.89)  $ (21.62)
                                              =======    =======    =======    ========   ========
Shares used in computing basic and diluted
  net loss per share........................      198        404        638         832      1,069
                                              =======    =======    =======    ========   ========
Pro forma basic and diluted net loss per
  share.....................................                                              $  (1.27)
                                                                                          ========
Shares used in computing pro forma basic and
  diluted net loss per share................                                                18,172
                                                                                          ========

                                                                 December 31,
                                             ----------------------------------------------------
                                               1995       1996       1997       1998       1999
                                             --------   --------   --------   --------   --------
                                                                (in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term
  investments..............................  $ 1,280    $ 4,713    $ 20,779   $ 29,869   $ 31,429
Working capital............................      815      4,252      18,851     21,279     25,743
Total assets...............................    1,712      5,312      24,987     32,099     35,958
Long-term obligations, less current
  portion..................................      302        407       1,036        867      1,725
Deferred stock compensation................       --         --          --     (1,145)   (12,650)
Accumulated deficit........................   (3,487)    (8,302)    (12,377)   (29,759)   (52,874)
Total stockholders' equity.................      923      4,410      19,765     22,498     27,914

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ TOGETHER WITH "SELECTED FINANCIAL DATA" AND OUR FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, INCLUDING BUT NOT LIMITED TO THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

Overview

    We are engaged in the development of novel antibiotic drugs for the prevention or treatment of serious infectious diseases. Since our inception in January 1994, we have devoted substantially all of our resources to the acquisition, preclinical research and clinical development of antibiotic compounds. We currently have two antibiotic drug candidates, Ramoplanin Oral and Protegrin IB-367 Rinse in late stage clinical development.

    Our sole source of revenue has been a development and commercialization collaboration agreement entered into in October 1997 with Pharmacia & Upjohn S.p.A for Protegrin IB-367 Rinse. This agreement was terminated by mutual agreement of the parties in July 1999 with funding continuing through the end of 1999. We will not receive any additional revenue under this agreement.

    Since our inception, we have been unprofitable and, as of December 31, 1999, we had an accumulated deficit of approximately $52.9 million. The process of developing our drugs will require significant additional research and development, preclinical studies and clinical trials, as well as regulatory approval and manufacturing and commercialization activities. These activities, together with our general and administrative expenses, are expected to result in significant additional operating losses for the foreseeable future. We will receive revenue from product sales only if we complete clinical trials, obtain regulatory approvals and successfully commercialize at least one of our drug candidates.

Results of Operations

YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

    REVENUE. Revenue increased to $7.9 million for the year ended December 31, 1999, from $6.4 million for the year ended December 31, 1998, and $5.5 million for the year ended December 31, 1997. To date, all of our revenue has been generated under the prior agreement with Pharmacia & Upjohn. The increases from 1998 to 1999 and 1997 to 1998 were primarily the result of increased contract revenue under the terms of this agreement, partially offset by the timing of license fees and milestone revenue recognized under this agreement. We recognized a nonrefundable, noncreditable license fee of $2.0 million in 1997 upon execution of the license with Pharmacia & Upjohn. There were no future performance obligations in connection with the grant of the license. We also recognized revenue based upon reimbursement of expenses and the number of full-time equivalent employees working on the Protegrin IB-367 Rinse program. In 1998, we recognized a nonrefundable payment of $1.0 million upon completion of a development milestone. The contract was terminated in July 1998, and we will not recognize any additional revenue under this agreement. We do not anticipate any product revenue in the near future.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased to $26.1 million for the year ended December 31, 1999, from $22.0 million for the year ended December 31, 1998, and $8.1 million for the year ended December 31, 1997. The increase in 1999 was primarily due to the phase II clinical trials for Protegrin IB-367 Rinse and Ramoplanin Oral, an increase in research and development personnel and expenses related to a new facility. Research and development expenses in 1999 included amortization of $648,000 of deferred stock compensation in connection with the grant of stock options to officers and employees. The increase from 1997 to 1998 was primarily the result of increases in clinical costs associated with expanding from one to four clinical programs. In addition, in 1998, $3.1 million in license fees and milestones were paid to third parties in connection with rights to develop and commercialize product candidates. We expect that research and development expenses will increase significantly in the future as new and existing product candidates advance into later stages of clinical development, in particular phase III clinical trials for Protegrin IB-367 Rinse and Ramoplanin Oral.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $6.1 million for the year ended December 31, 1999, from $2.5 million for the year ended December 31, 1998, and $2.0 million for the year ended December 31, 1997. The increases in both 1998 and 1999 were primarily due to an increase in finance and administrative personnel and expenses related to the new facility. General and administrative expenses in 1999 included amortization of $333,000 of deferred stock compensation in connection with the grant of stock options to officers and employees. We expect that general and administrative expenses will continue to increase as we build infrastructure to support our product development efforts, establish our sales and marketing capabilities and to operate as a public company.

    INTEREST INCOME, NET. Interest income, net increased to $1.2 million for the year ended December 31, 1999, from $791,000 for the year ended December 31, 1998, and $481,000 for the year ended December 31, 1997. The increase from 1998 to 1999 was primarily due to increased cash balances resulting from the sale of preferred stock, partially offset by interest paid on the outstanding portion of equipment financing arrangements. The increase from 1997 to 1998 was primarily due to increased cash balances resulting from the sale of preferred stock, license fee and milestone payments and contract revenue from the Pharmacia & Upjohn agreement, partially offset by interest paid on equipment financing arrangements.

Income Taxes

    Since inception, we have incurred operating losses and accordingly have not recorded a provision for income taxes for any of the periods presented. As of December 31, 1999, our net operating loss carryforwards for federal and state income tax purposes were approximately $46.0 million and $23.0 million, respectively. We also had federal research and development tax credit carryforwards of approximately $1.0 million. If not utilized, the net operating loss and credit carryforwards will expire at various dates beginning in 2002 through 2019. Utilization of net operating losses and credits may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986. The annual limitation may result in the expiration of our net operating loss and credit carryforwards before they can be used. Please read note 8 of the notes to financial statements for further information.

Liquidity and Capital Resources

    Since inception, we have financed our operations primarily through private placements of preferred stock and warrants, funds received from our prior collaboration with Pharmacia & Upjohn and from the proceeds of equipment financing arrangements. As of December 31, 1999, we had raised aggregate net proceeds from the sale of preferred stock and warrants of $79.6 million. Prior to termination of the Pharmacia & Upjohn agreement, we received an aggregate of $21.4 million in cash payments under this agreement, of which $1.7 million of unused development funding will be returned to Pharmacia & Upjohn.

    Cash, cash equivalents and short-term investments were $31.4 million at December 31, 1999, compared to $29.9 million at December 31, 1998. Net cash used for operating activities was $24.7 million and $9.3 million for the years ended December 31, 1999 and 1998, respectively. The increase from 1998 to 1999 consisted primarily of operating expenses related to conducting clinical trials and other research, development and administrative activities, and the timing of cash payments related to these activities. Net cash used for investing activities was $15.1 million and $597,000 for the years ended December 31, 1999 and 1998, respectively. The increase from 1998 to 1999 was primarily related to $12.6 million in purchases, net of maturities, of short-term investments and a $1.9 million increase in capital expenditures in 1999. Net cash provided by financing activities was $28.8 million and $19.0 million for the years ended December 31, 1999 and 1998, respectively. This increase was primarily related to the sale of preferred stock and additional equipment financing received in 1999.

    In March 1999, we entered into an equipment financing agreement with GE Capital, to finance up to $3.0 million of equipment. The term of the loan is 42 months. The interest rate varies according to U.S. Treasury rates. As of December 31, 1999, we had drawn down a total of approximately $2.0 million at an average interest rate of 10.0%. We currently have $967,000 available under this arrangement which can be drawn down on or before February 29, 2000. We anticipate we will utilize substantially all of this balance.

    In addition, we have two prior equipment financing arrangements with GE Capital with a balance of $900,000 as of December 31, 1999. We are currently repaying this amount at an annual average interest rate of 11.0%. In connection with these equipment financings, we issued a warrant to purchase 54,000 shares of, Series B Preferred Stock, which converts into a warrant to purchase 27,000 shares of common stock at an exercise price of $2.00 per share upon the closing of the offering. This warrant expires in July 2001. We also issued a warrant to purchase 50,000 shares of Series D Preferred Stock at an exercise price of $2.50 per share which expires upon this offering.

    In August 1999, we entered into a term loan agreement with Silicon Valley Bank for $5.0 million. As of December 31, 1999, we had not drawn down funds on the loan arrangement. The loan may be drawn down prior to August 2000 and will bear interest at the bank's prime rate of interest plus 1.25%. We anticipate using this loan by August 2000 to fund our in-licensing programs, and ongoing general corporate needs. This term loan will require us to comply with various financial covenants, including minimum tangible net worth of $10.0 million and minimum liquidity of two times the amount outstanding on the loan.

    We expect to continue to incur substantial operating losses. We believe that existing capital resources together with the net proceeds of this offering and interest income will be sufficient to fund our operations for at least the next 12 months. This forecast is a forward-looking statement that involves risks and uncertainties, and actual results could vary. Our future capital requirements will depend on many factors, including:

    - the timing, cost, extent and results of clinical trials;

    - payments to third parties for manufacturing scale up;

    - the costs and timing of regulatory approvals;

    - the costs of establishing sales, marketing and distribution capabilities;

    - the progress of our research and development activities;

    - availability of technology in-licensing opportunities; and

    - future opportunities for raising capital.

    Until we can generate sufficient cash from our operations, which we do not expect for the foreseeable future, we expect to finance future cash needs through private and public financings, including equity financings. We cannot be certain that additional funding will be available when needed or on favorable terms. If funding is not available, we may need to delay or curtail our development and commercialization activities to a significant extent.

Stock Compensation

    In connection with the grant of stock options to employees, we recorded deferred compensation totaling $12.5 million for the year ended December 31, 1999 and $1.2 million for the year ended December 31, 1998, representing the difference between the exercise price and the deemed fair value of our common stock for financial reporting purposes on the date those options were granted. This amount is initially recorded as a component of stockholders' equity and is being amortized over the vesting period of the individual options. We amortized deferred stock compensation expense of $981,000 for the year ended December 31, 1999 and $48,000 for the year ended December 31, 1998. At December 31, 1999, we had a total of $12.7 million remaining to be amortized over the vesting periods of the stock options.

    We expect to amortize deferred stock compensation for options granted as of December 31, 1999 as follows:

Year                                                  Amount
----                                               ------------
2000.............................................  $2.8 million
2001.............................................  2.8 million
2002.............................................  2.7 million
2003.............................................  2.2 million
2004.............................................  1.7 million
2005.............................................  0.5 million

    In addition, we expect to record additional deferred compensation of approximately $2.1 million for options granted in January 2000, which will also be amortized over the vesting periods of these options. Please read note 6 of the notes to financial statements for more information.

Recent Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" which provides a comprehensive mechanism and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133, as deferred by SFAS 137, is effective for our fiscal year ended December 31, 2001. SFAS 133 is not anticipated to have an impact on our results of operations or financial condition when adopted as we do not currently hold any derivative financial instruments and do not engage in hedging activities.

Quantitative and Qualitative Disclosure Regarding Market Risk

    The primary objective of our investment activities is to preserve our capital until it is required to fund operations while at the same time maximizing the income we receive from our investments without significantly increasing risk. We own financial instruments that are sensitive to market risks as part of our investment portfolio. To minimize this risk, we maintain a portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities. The average duration of all our investments in 1999 was less than one year. Due to the short term nature of these investments, a 10% movement in market interest rates would not have a significant impact on the total value of our portfolio as of December 31, 1999.

Year 2000 Compliance

    We are not aware of any significant adverse effects of the year 2000 issue on any of our systems and those of our vendors.

                                    BUSINESS

    IntraBiotics develops and intends to commercialize novel antibacterial and antifungal drugs for the prevention or treatment of serious infectious diseases. Our clinical and development programs focus on solving medical problems for patients who currently have few or no therapeutic alternatives. Because our drug candidates use novel mechanisms of action to kill bacteria or fungi, we expect them to be particularly useful in fighting microorganisms that are resistant to currently available antibiotics. The incidence of multi-drug resistant bacterial infections is increasing throughout the world, a problem referred to as the antibiotics crisis. As a result, there is a critical need for new and effective antibiotic drug therapies.

    Our current product portfolio includes two drug candidates, Ramoplanin Oral and Protegrin IB-367 Rinse, that are about to begin phase III clinical trials. Ramoplanin Oral is being developed to prevent bloodstream infections caused by vancomycin resistant enterococcus, or VRE. VRE infections are a particular problem in hospitalized patients, and in many cases, prove fatal. Protegrin IB-367 Rinse is being developed to treat oral mucositis. Oral mucositis is a common debilitating side effect of cancer therapy and is characterized by severe mouth ulcers that often become infected. We recently completed the phase II clinical trials for both Ramoplanin Oral and Protegrin IB-367 Rinse in which both drugs were well tolerated and achieved statistically significant clinical results. In December 1999, we reviewed data and discussed our proposed phase III protocols with the FDA. We expect to begin the phase III trials for both products in the first half of 2000.

Antibiotics Overview

    Since the discovery of penicillin more than 50 years ago, many types of antibiotics have been developed to fight microorganisms. Every antibiotic kills or inhibits bacteria in a specific way. For example, penicillins, cephalosporins and vancomycin interfere with the bacterial cell's ability to manufacture cell walls. Erythromycin and tetracyclines stop the production of proteins within the cell that are needed for the bacteria to grow. Ciprofloxacin interferes with the cell's replication of DNA necessary for survival of the bacteria.

    Until recently, these traditional antibiotics have successfully treated infectious disease. Over time, bacteria and fungi have grown resistant to traditional antibiotics, a worldwide phenomenon commonly referred to as the antibiotics crisis. Bacterial and fungal resistance developed because of the prolonged exposure of the bacteria and fungi to sub-lethal doses of antibiotics, allowing them to evolve until the antibiotics are no longer effective. Microorganisms have developed resistance to antibiotics by:

    - blocking the entry of the drug into the cell;

    - changing the part of the cell that was the drug's original target;

    - creating new ways to metabolize the drug; and

    - developing ways to pump the drug out of the bacteria or fungi.

    The incidence of antibiotic-resistant bacterial infections is increasing. For example, one type of bacteria that has demonstrated increased resistance is enterococcus, a type of bacteria commonly found in the intestines. In 1997, the Centers for Disease Control and Prevention, or CDC, reported that 23% of all enterococcal samples from patients in intensive care units were resistant to the antibiotic vancomycin. This is an alarming increase from 0.4% in 1989. Vancomycin resistance presents a serious challenge since the enterococci are frequently also resistant to most other currently available antibiotics. Researchers at The Johns Hopkins University reported that in 1999 31% of patients with VRE bloodstream infections died as a result of their infections.

    There is also an increasing population of patients with impaired immune systems who are at increased risk of infection. These include the millions of patients undergoing chemotherapy or radiotherapy to treat cancer, patients undergoing major surgical or organ transplant procedures, and patients affected by HIV or other diseases that impair or destroy the patients' immune systems. These patients often spend significant time in the hospital, where multi-drug resistant bacteria and fungi are usually found.

    The antibiotics crisis was not widely recognized as a significant medical problem until the 1990s. As a result, until recently, many pharmaceutical companies believed there was little need for new antibiotics and diverted research funds to other diseases. The number of antibiotics at all stages of development decreased in the 1980s with a corresponding decrease in antibiotic drug approvals. Consequently, at the same time that new, resistant strains of bacteria began to emerge, development of antibiotics began to decrease.

Our Business Strategy

    IntraBiotics is responding to the challenge raised by the antibiotics crisis. We intend to develop and commercialize antibiotics specifically targeted for multi-drug resistant microorganisms as well as other organisms that cause serious diseases.

    ACQUIRE PROMISING NEW ANTIBIOTIC CANDIDATES. We believe that in-licensing is the most cost-effective way to build a diverse portfolio of drug candidates at various stages of development. This allows us to capitalize on research conducted and funded by others, including academic research laboratories and pharmaceutical and biotechnology companies. We believe that our approach saves substantial time and money and increases the probability of successfully developing a new antibiotic. We evaluate new in-licensing opportunities by rigorously screening each product candidate against a diverse set of criteria that are designed to allow us to assess the economic return against the cost and probability of success of each development program. Using this evaluation process, we have identified and in-licensed Ramoplanin and Protegrin technology. We intend to continue to evaluate and acquire new compounds that have shown potential for use as antibiotics.

    TARGET DRUG CANDIDATES THAT ADDRESS SIGNIFICANT UNMET MEDICAL NEEDS. We have deliberately chosen to target diseases where the medical need is high and the current therapy options are limited or non-existent. This increases the likelihood that successful drug candidates will initially have limited competition. The lack of existing therapies also allows us to test our drug candidates against placebos, which permits us to use smaller, less costly and less time consuming clinical trials compared to non-placebo trials. In addition, there is great interest in the medical community to participate in the clinical testing of new drugs for unsolved medical problems. We believe this increased interest will facilitate enrollment in the clinical trials of our drug candidates.

    UTILIZE THIRD PARTY MANUFACTURERS. We intend to use contract manufacturers to prepare our drugs instead of developing an internal manufacturing capability. We have contracted for supply of bulk drug substance for our two lead candidates. We have not yet selected contract manufacturers for final formulation of commercial products. By using third party manufacturers, we can leverage their expertise and capital investment.

    DEVELOP MULTIPLE PRODUCT CANDIDATES IN PARALLEL TO OPTIMIZE THE CHANCE OF SUCCESS DURING THE DRUG DEVELOPMENT PROCESS. We intend to have multiple drug candidates at various stages of clinical development to improve the chance of successful development. Historically, we have conducted our two lead programs roughly in parallel from phase II to the beginning of phase III. In addition, we have two drug programs which we are pursuing in parallel which are beginning phase I clinical trials and three programs in preclinical research. We are constantly evaluating new in-licensing opportunities to add depth and breadth to our portfolio.

    DEVELOP NEW PRODUCTS BASED ON A SINGLE SUCCESSFUL ANTIBIOTIC. Once we have sufficient indication of clinical safety and efficacy for a drug candidate, we intend to develop new drug products using different formulations of the same antibiotic for other clinical uses. We expect this to allow us to leverage our prior development effort and expense. For example, Protegrin IB-367 Gel is in development for ventilator-associated pneumonia, or VAP, based on the experience and data gained from the Protegrin IB-367 Rinse program. The preclinical research, and clinical development and manufacturing scale-up conducted for Protegrin IB-367 Rinse may allow us to develop the drug for VAP more quickly and with lower costs.

    MARKET AND SELL OUR OWN PRODUCTS IN THE U.S. If we gain approval on our lead product candidates, we plan to market and sell our products through a direct sales force in the U.S. and Canada. We believe that a relatively small sales force will initially be effective, as our first two products target oncology-related indications treated by roughly the same group of physicians. This sales force may also be used to market and sell our future products. Initially, our plan is to focus our product sales efforts primarily in hospital settings. In the future, we may target sales in outpatient settings, as well. We plan to partner with other pharmaceutical companies to commercialize our products abroad. This will allow us to utilize their expertise in foreign regulations and existing relationships and avoid the cost of establishing a foreign sales force.

Our Development Programs

    Since our inception six years ago, we have in-licensed five antibiotic technologies. These include Protegrins from the University of California, Ramoplanin from Biosearch Italia, antibacterial compounds, the IB-880 series, and antifungal compounds, IB-863 series, from BioSource Pharm, Inc., and an antifungal compound, the IB-974 series, from NAEJA Pharmaceuticals, Inc. From these technologies, we have advanced four product candidates into clinical trials, including two programs that are entering phase III and two programs entering phase I clinical trials.

[Chart showing the intended clinical uses and territorial rights for the Company's product portfolio.]

    Preclinical research includes laboratory evaluation of product chemistry, toxicity and formulation, as well as animal studies. Phase I trials usually involve the initial introduction of an investigational new drug into a limited number of healthy volunteers to evaluate its safety and dose. Phase II usually involves trials in a limited patient population to evaluate dose, identify possible adverse side effects and safety risks and evaluate preliminarily the efficacy of the drug for specific indications. Phase III trials further assess clinical efficacy of a drug and further test for safety by using a drug in its final form in an expanded patient population.

Ramoplanin Oral for Prevention of VRE Infections

DISEASE CHARACTERIZATION

    Enterococci are bacteria that typically are found in the intestinal tract of healthy humans. Under various circumstances, they may cause infections at sites outside the intestine, including in the bloodstream, urinary tract and surgical wounds. This species of bacteria is receiving increased medical attention because many strains of the species have become highly resistant to almost all antibiotic drugs. Infections caused by VRE are a serious threat to patients because these infections often cannot be successfully treated with vancomycin or any other currently available antibiotics.

    Some patients are at greater risk for VRE infection than others. While many people may carry VRE in their intestines, it is harmless either until the patient's immune system is weakened or the patient's intestinal tract is damaged, enabling VRE to cross over into the patient's bloodstream. For example, patients undergoing cancer treatments, patients who have had solid organ transplants, patients with AIDS, patients on hemodialysis, and patients in intensive care units are at an increased risk of developing VRE infections.

    In many cases, VRE bloodstream infections prove fatal. According to a study conducted by the CDC, 36% of patients with VRE bloodstream infections died as a result of their infection as compared to 16% of those with bloodstream infections that could be treated with vancomycin.

MARKET OPPORTUNITY FOR RAMOPLANIN ORAL

    Since the identification of VRE in 1989, a rapid increase in the incidence of this strain has occurred in the U.S. The CDC tracks the occurrence of VRE infections as part of its national surveillance efforts. In 1997, it found that 23% of all enterococcal samples from patients in intensive care units were vancomycin-resistant, which is an increase from 0.4% in 1989. Some hospitals have reported rates of vancomycin resistance among specific enterococcal strains as high as 60%.

    There are an estimated 3 million patients hospitalized each year in intensive care. Based on a 1999 surveillance program, approximately 26% of these patients are expected to carry VRE bacterial in their intestines. In addition, based on the medical literature, 14% to 20% of patients with low white blood cell count and VRE bacteria in their intestines are expected to develop a VRE bloodstream infection. Researchers from The Johns Hopkins University have reported that each case of treated VRE bloodstream infection generates an average of $86,000 in incremental health care costs. In addition, VRE bloodstream infections are often fatal. Because of the high economic burden on our health care system and the severity of the disease, there is a substantial economic and public health interest in the prevention of these infections.

PRODUCT DESCRIPTION

    Ramoplanin is a naturally occuring peptide produced by fermentation of a microorganism. Many microorganisms produce antibiotic compounds to attack other microorganisms competing for resources in their environment. In the laboratory, microorganisms can be fermented in carefully controlled conditions to produce large amounts of these antibiotic compounds such as Ramoplanin.

    Ramoplanin kills many types of bacteria by blocking the action of one of the enzymes needed to make the cell wall. Although many antibiotics block cell wall production, Ramoplanin is novel because it interferes with a different bacterial enzyme than other currently available antibiotics. To date, more than 800 bacterial samples have been tested, showing Ramoplanin's uniform ability to kill bacteria.

    In laboratory studies, bacterial resistance to Ramoplanin was not detected under conditions that might be expected to foster resistance. We believe that this is due to the different mechanism of action of Ramoplanin on bacterial cell wall production. We cannot guarantee that certain species of bacteria may not develop resistance in the future to Ramoplanin.

    We are developing Ramoplanin Oral to prevent VRE bloodstream infections in hospitalized patients. Initially we will focus on patients undergoing chemotherapy or bone marrow transplants. Ramoplanin is administered as an oral solution to patients known to have VRE bacteria in their intestinal tracts. By killing the intestinal VRE bacteria while the patient undergoes chemotherapy or other procedures that leave the patient at high risk for infection, Ramoplanin Oral may reduce the overall number of VRE bloodstream infections. In addition to being very active against VRE, Ramoplanin Oral appears not to be absorbed from the intestines into the bloodstream. As a result, Ramoplanin Oral will not be developed to treat VRE bloodstream infections. However, we believe that this lack of absorption makes it a good candidate for development against other disease-causing bacteria in the intestines and makes it less likely to have side effects in other parts of the body.

CLINICAL STUDY RESULTS

    Our clinical trials have demonstrated that Ramoplanin Oral can reduce intestinal levels of VRE by at least 99.9% to undetectable levels. In a recently completed randomized, double-blind, placebo-controlled phase II clinical trial, 18 of the 20 (90%) patients treated with Ramoplanin Oral had no detectable VRE bacteria in their intestines after seven days of treatment. All of the patients treated with placebo had detectable levels of VRE in their intestines after seven days of treatment. The difference between placebo and Ramoplanin Oral was highly statistically significant, with a p-value of less than 0.01. This means that, applying widely-used statistical methods, the chance that these results occurred by accident is less than 1 in 100. Ramoplanin Oral was well tolerated by the subjects, and no serious adverse effects related to Ramoplanin Oral were reported.

    In December 1999, we reviewed this data and discussed our proposed phase III protocol with the FDA. We intend to initiate in the first half of 2000 a randomized, double-blind, placebo-controlled phase III trial to evaluate Ramoplanin Oral's ability to prevent VRE infections in cancer patients undergoing chemotherapy or bone marrow transplantation. In this study, our goal will be to demonstrate a reduction in VRE bloodstream infections in patients treated with Ramoplanin Oral, in contrast to to the phase II clinical trial which demonstrated a reduction in VRE levels in the intestines. If our phase III trial is successful, we will submit the results to the FDA to support regulatory approval of the product. However, we cannot be certain that Ramoplanin Oral will prove to be safe or effective in preventing VRE infections, will receive regulatory approvals, or will be successfully commercialized. We have applied with the FDA for a fast track designation for Ramoplanin Oral. The FDA issues fast track designation for some drugs under development with the potential to address unmet medical needs for serious, life-threatening conditions. We cannot be certain that we will receive fast track designation for Ramoplanin Oral. See Government Regulation for a discussion of the benefits associated with fast track designation.

Protegrin IB-367 Rinse for Reduction in Severity of Oral Mucositis

DISEASE CHARACTERIZATION

    Oral mucositis, a common side effect of chemotherapy and radiation therapy in cancer patients, is characterized by sores and painful ulcers in the mouth. Chemotherapy and radiation therapy damage the cells that line the mouth, allowing the bacteria and fungi normally found inside the mouth to invade tissue and cause infection. Oral mucositis is often identified by cancer patients as the single worst side effect of chemotherapy and radiation therapy, causing pain so severe as to prevent eating and sleeping. Often, patients receive intravenous nourishment and narcotic painkillers to treat the condition, and in some cases are forced to interrupt cancer treatment. Oral mucositis also creates a significant risk of infection elsewhere in the body.

MARKET OPPORTUNITY FOR PROTEGRIN IB-367 RINSE

    According to a recent report by the Transplant Registries, there are over 30,000 bone marrow transplants performed annually in the U.S. and Europe combined. The treatment for certain leukemias and some solid cancers involves administration of near lethal doses of chemotherapy to maximize eradication of the cancer. Academic studies report that these very aggressive cancer and bone marrow transplant treatments cause oral mucositis in approximately 75% of the patients. Two recent studies by researchers from the International Bone Marrow Transplant Registry and the

Department of Oral Medicine at Harvard University have estimated the duration of hospitalization is increased by two to 11 days for bone marrow transplant patients who experience oral mucositis. They incur on average an increase of approximately $20,000 in hospital charges.

    In addition, as reported in the National Cancer Data Base, more than 80,000 head and neck cancer patients in the U.S. and Europe are treated with radiation therapy. Oral mucositis is reported as a side effect in approximately 80% of these patients. As reported by the International Society for Pharmacoeconomic Outcomes, management of severe oral mucositis in these patients costs approximately $4,500 in additional costs per patient. The treatment of oral mucositis places a high economic burden on our health care system, resulting in substantial interest for a new treatment option.

PRODUCT DESCRIPTION

    Protegrin IB-367 is a synthetic analog of the Protegrin family of antibiotic peptides found in mammals. Antibiotic peptides with differing structures can be found in all living creatures, where they form part of the first line of defense against invading bacteria and fungi. In mammals, antibiotic peptides cover moist surfaces, such as those in the mouth and in the airways of the lungs, and are present in the types of white blood cells that engulf and kill invading microorganisms.

    Protegrin IB-367 destroys the cell membranes of bacteria and fungi, thus damaging the structural integrity of the microorganism. Protegrin's chemical structure and its mechanism of action are different from traditional antibiotics. Protegrin IB-367 kills an unusually wide variety of microorganisms, including bacteria and certain fungi, and is effective against many of the serious drug resistant, disease causing bacteria. In addition, Protegrin IB-367 kills microorganisms extremely rapidly. We have demonstrated that Protegrin IB-367 can reduce the number of bacteria in a test tube by at least 100,000-fold in less than five minutes. In contrast, with traditional antibiotics a treatment time of between four and 24 hours is needed to obtain a similar reduction in the number of bacteria.

    In preclinical studies we have conducted, bacteria have not become highly resistant to Protegrin IB-367 under laboratory conditions that cause significant resistance to traditional antibiotics. We believe that this difference results from the fact that Protegrin IB-367 targets the cell membrane, a structure that bacteria cannot readily change, and because Protegrin IB-367 kills microorganisms extremely rapidly. By comparison, traditional antibiotics target single enzymes or structures that the bacteria can change more easily. Traditional antibiotics are also slower to kill or inhibit growth of the bacteria, allowing the bacteria time to develop resistance mechanisms. We cannot guarantee that some species of bacteria may not develop resistance in the future to Protegrin IB-367.

    We are developing Protegrin IB-367 Rinse for the reduction in severity of oral mucositis. Cancer patients who are undergoing aggressive chemotherapy or radiation treatment will swish Protegrin IB-367 Rinse in their mouths several times per day while undergoing cancer therapy in an attempt to eliminate the bacteria and lessen the severity of the ulcers. We believe Protegrin IB-367 is well suited for the treatment of oral mucositis because it quickly kills the bacteria and fungi found in the mouth.

CLINICAL STUDY RESULTS

    In clinical trials, Protegrin IB-367 Rinse has been well tolerated and does not appear to be absorbed into the bloodstream. In a recently completed randomized, double-blind, placebo-controlled phase II clinical trial, Protegrin IB-367 Rinse reduced the severity of oral mucositis in patients undergoing chemotherapy. A total of 180 patients were randomized to receive either Protegrin IB-367 Rinse or a placebo six times a day. Protegrin IB-367 Rinse was found to reduce the severity of oral mucositis by 22% in the 134 evaluable patients, a clinically meaningful reduction. These results were statistically significant with a p-value of less than 0.05. This means that, applying widely-used statistical methods, the chance that these results occurred by accident is less than 1 in 20.

    Approximately one half of the patients in this trial started treatment with Protegrin IB-367 Rinse at the same time as they started their chemotherapy. In the group of 76 patients who started treatment early with Protegrin IB-367 Rinse, there was a 40% reduction (p = 0.047) in the severity of oral mucositis, which represents a statistically significant improvement over the patients who were treated with a placebo. In our phase II trial, there were a large number of patients who discontinued the trial early while they still had oral mucositis. They included both patients who were given a placebo as well as those who were given Protegrin IB-367 Rinse. This prevented us from determining the duration of their disease and whether Protegrin IB-367 Rinse was able to reduce the length of time the patients had severe ulcers. In our management of the phase III trial, we intend to implement several changes that are designed to improve compliance.

    In December 1999, we reviewed this data and discussed our proposed phase III protocol with the FDA. We intend to initiate two randomized, double-blind, placebo-controlled phase III trials to further assess its safety and efficacy in the reduction in severity of oral mucositis in cancer patients receiving either chemotherapy or radiotherapy.

    If our phase III trials are successful, we intend to submit the results to the FDA to support regulatory approval of the product. However, we cannot be certain after further study that Protegrin IB-367 will prove to be safe or effective in reducing the severity of oral mucositis in cancer patients receiving either chemotherapy or radiotherapy, will receive regulatory approvals, or will be successfully commercialized.

Protegrin IB-367 Gel for Prevention of Ventilator-Associated Pneumonia

    Patients who need mechanical breathing assistance are at risk of developing pneumonia. Because these patients have ventilator tubes in their mouths and throats, microorganisms in their saliva can get into their lungs and cause pneumonia. By killing these bacteria, we believe that we may be able to reduce the incidence of this ventilator-associated pneumonia, or VAP. There are presently no therapies approved for the prevention of VAP.

    In the U.S., there are approximately 740,000 patients placed on ventilators each year. The risk of acquiring VAP varies widely and is based on each patient's condition and length of time on mechanical ventilation. It is estimated that between 25% and 40% of patients who undergo mechanical ventilation for more than 48 hours will develop VAP. Academic sources report that 10% to 15% of patients who have contracted VAP will die from their pneumonia. Patients contracting VAP require significant hospital resources, including prolongation of their hospital stay by an average of four to 13 days.

    Published clinical trials of other antibiotics applied in the mouth have demonstrated a reduction in the number of patients who develop VAP. The use of these antibiotics for this indication is not widespread because of the need to combine several antibiotic products to achieve the desired effect. Physicians are reluctant to prescribe these antibiotics to prevent VAP because of the risk of developing resistant strains of the microorganisms. Protegrin IB-367 kills most types of bacteria and yeast that are typically found in the mouth very quickly. To date, there has been little evidence of bacterial resistance developing to Protegrin IB-367.

    A gel form of Protegrin IB-367 is being developed to kill bacteria that might reside in the mouth. In a phase I clinical trial of Protegrin IB-367 Gel conducted in healthy volunteers, the number of bacteria and fungi found in the mouth one hour after treatment was reduced by 99.9%. An additional phase I trial of Protegrin IB-367 Gel in ventilated patients evaluating safety and antimicrobial activity is planned for the first half of 2000. However, we cannot be certain that Protegrin IB-367 Gel will prove to be safe or effective in the prevention of VAP or that Protegrin IB-367 Gel will receive regulatory approvals, or will be successfully commercialized.

Protegrin IB-367 Aerosol for Treatment of Respiratory Infections

    Currently available antibiotics have not been effective in treating many of the most severe forms of respiratory infection, including those associated with cystic fibrosis. According to the Cystic Fibrosis Registry, cystic fibrosis afflicts an estimated 23,000 people annually in the U.S. More than 95% of these patients develop chronic respiratory infections, many of which are fatal. Over the course of repeated treatments, bacteria colonize in patients' airways and slowly become resistant to antibiotics. As the airway infection persists, the patients develop progressive, destructive lung disease. The median survival age for these patients is 31 years.

    We believe Protegrin IB-367 Aerosol, when inhaled into the lung, may be effective in treating respiratory infections. The initial goal of our clinical development program is to determine whether Protegrin IB-367 Aerosol can safely reduce the levels of bacteria in the lungs of patients with cystic fibrosis. We are currently conducting a phase I trial to evaluate the safety of a single dose of Protegrin IB-367 Aerosol in cystic fibrosis patients with chronic respiratory infections. To date, this study has demonstrated that single inhaled doses of Protegrin IB-367 Aerosol are well tolerated. We cannot be certain that Protegrin IB-367 Aerosol will prove to be safe or effective in treating respiratory infections, will receive regulatory approvals, or will be successfully commercialized.

Our Research Programs

    Our research focuses on discovering and developing compounds with novel chemical structures and mechanisms of antimicrobial activity against bacteria or fungi. We are also modifying the structure of some existing antibiotics to improve their toxicity and efficacy profiles. We intend to file patent applications on these compounds when appropriate. We currently have three compounds in the preclinical research stage.

IB-880 SERIES

    We are conducting a research program focused on a particular class of antibiotics produced by microbial fermentation. This program is conducted in collaboration with BioSource Pharm, Inc. We produced synthetic derivatives of the natural products that have demonstrated efficacy against infections in animals. We are in the process of further testing to identify a candidate drug for clinical testing.

IB-863 SERIES

    We are also collaborating with BioSource Pharm, Inc. to identify appropriate candidates for a new antifungal drug. To date, we have produced proprietary new drug candidates with improved efficacy and reduced toxicity in animals compared to other existing antifungals. A patent application has been filed on these new compounds and further work is ongoing to select the best candidate compound for preclinical evaluation.

IB-974 SERIES

    We are collaborating with NAEJA Pharmaceuticals, Inc. on the development of novel antifungal compounds that, in laboratory tests, kill a wide variety of yeasts and other fungi. This new type of compound is chemically distinct from the two main types of antifungal drugs currently on the market. We are in the process of identifying appropriate candidates for preclinical testing.

Strategic Relationships

BIOSEARCH ITALIA S.P.A., GERENZANO, ITALY

    In May 1998, we entered into a license agreement with Biosearch, under which we have exclusive rights in the U.S. and Canada to develop and commercialize products containing certain formulations of Ramoplanin for the treatment or prevention of human disease. In addition to a licensing fee, we will make payments to Biosearch upon the occurrence of specific development milestones. We will share clinical data with Biosearch to assist in registration of products containing Ramoplanin elsewhere in the world. Biosearch is also responsible for the manufacture of Ramoplanin and will receive royalties and a manufacturing margin on our sales of products containing Ramoplanin within the U.S. and Canada. We have rights to manufacture Ramoplanin or to transfer manufacturing to third parties in the event that Biosearch ceases or is unable to supply Ramoplanin or if Biosearch's supply price for Ramoplanin rises above agreed levels. We may terminate the agreement at will with respect to the U.S. or Canada at any time prior to governmental approval.

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

    In April 1994, we entered a license agreement with The Regents of the University of California, under which we have exclusive rights, to develop and commercialize Protegrin-based products. In addition to a licensing fee, we are obligated to make payments to the Regents upon the occurrence of specific development milestones. We will also make royalty payments to the Regents based on sales of Protegrin-based products.

    We may terminate the agreement upon written notice. The Regents may terminate the agreement if any of the following occur: we fail to use diligent efforts to develop and commercialize Protegrin-based products, we are unable to meet certain targets for raising capital or expending resources for development and commercialization of Protegrin-based products, or we cannot achieve the commercialization milestones stated in a development plan that we present to the Regents.

PolyPeptide Laboratories A/S, Hiller /, Denmark

    In January 1997, we entered into both a Development Supply Agreement and a Purchase Supply Agreement with PolyPeptide for the development of manufacturing processes for Protegrin IB-367 and for the clinical and commercial manufacture and supply of Protegrin IB-367, as a bulk drug substance. Under the Development Supply Agreement, we make payments to PolyPeptide upon achievement of certain development milestones. Under the Purchase Supply Agreement, we will pay PolyPeptide for set volumes and at set prices.

    The Development Supply Agreement will terminate after certain files relating to Protegrin IB-367 are ready for submission to the FDA in connection with an NDA. PolyPeptide is manufacturing Protegrin IB-367 exclusively for us. However, we can transfer the manufacturing process to a third party if we choose.

Manufacturing

    We intend to use contract manufacturers to prepare our drugs instead of developing this capability internally. We have contracted for supply of bulk drug substance for our two lead candidates. We have not yet selected contract manufacturers for final formulation for commercialization. By using third party manufacturers we can leverage their expertise and capital investment.

    We have contracted with Biosearch for the manufacture of Ramoplanin. Biosearch uses proprietary fermentation and purification processes to manufacture Ramoplanin. Biosearch has improved the fermentation process, and full-scale fermentation and purification at the proposed commercial manufacturing site is currently ongoing. See "Strategic Relationships."

    We have contracted with PolyPeptide for the manufacture of Protegrin IB-367. PolyPeptide has manufactured the peptide on a pilot scale to our specifications. The manufacturing process is now being scaled up at the proposed commercial facility in advance of the commencement of our phase III clinical trial. PolyPeptide is an established world leader in peptide manufacturing.

    PolyPeptide and Biosearch are our single source suppliers of bulk drug substance Ramoplanin and Protegrin, respectively. We have long-term supply agreements in place and we expect to have sufficient capacity to enable commercialization. If our contract manufacturers are unable or fail to produce the required quantities of our drug candidates for clinical use on a timely basis, at commercially reasonable prices, our current and future clinical trials and our product development efforts will be delayed. If these facilities become unavailable for any reason, if our contract manufacturers fail to comply with the FDA's current good manufacturing practices, or if our contract manufacturers terminate their agreements with us, we would have to find an alternative source for manufacturing our drug candidates. Contract manufacturers often encounter difficulties in scaling up production, including problems involving production yields, quality control and quality assurance and shortage of qualified personnel. If our contract manufacturers are unable to scale up production to meet our commercial needs, our revenue may be adversely affected.

Intellectual Property

    Pursuant to the agreement relating to Biosearch's manufacture of Ramoplanin, we have licensed from Biosearch intellectual property providing U.S. and Canadian development and marketing rights. This intellectual property consists of trade secret protection of the fermentation and purification process used to make Ramoplanin and a U.S. patent expiring in 2007 that covers certain aspects of the fermentation process.

    We own a U.S. patent covering Protegrin IB-367. This patent contains claims to composition of matter, pharmaceutical compositions and methods of use. This patent expires in 2015. Additional U.S. patent applications are also pending on certain specific methods of use for Protegrin IB-367. In addition, we are either the assignee, or the exclusive licensee, from the University of California of four other U.S. patents that cover similar Protegrin structures. International patent applications covering Protegrin IB-367 and the related peptides are pending. In addition, we have filed a U.S. patent application for the IB-863 Series of antifungal compounds.

    We cannot guarantee that patents will be issued as a result of any patent application or that patents that have issued will be sufficient to protect our technology or products. We cannot predict the enforceability or scope of any issued patent or those that may issue in the future. Moreover, others may independently develop similar technologies or duplicate the technology we have developed. We also rely on trade secrets and proprietary know-how for protection of certain of our intellectual property. We cannot guarantee that our confidentiality agreements provide adequate protection or remedies in the event of unauthorized use or disclosure of our intellectual property. Third parties may assert infringement or other claims against us. Even if these claims are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns and if unsuccessful, we may be forced to license the intellectual property or discontinue sales.

Marketing and Sales

    We intend to market and sell our two initial products through a direct sales force in the U.S. and Canada. We believe that a relatively small sales force can be used for these products because prescribing decisions will be made by roughly the same group of physicians, primarily oncologists. We plan to begin hiring this sales force upon successful completion of phase III trials. This sales force will initially target the largest 200 hospitals and cancer centers in the U.S. We cannot guarantee that we will develop a sales force with the necessary technical expertise and distribution capabilities.

    We are evaluating opportunities to partner with other pharmaceutical companies to develop and commercialize our products for which we have rights abroad. We cannot guarantee that we will successfully develop or commercialize our product candidates, achieve significant market penetration, or generate any revenues from our products.

Competition

    There are no products currently approved for the prevention of VRE bloodstream infections. However there are products in development and on the market for the treatment of VRE blood-stream infections. Currently, there is no FDA approved treatment for oral mucositis. Ice chips, local painkillers and narcotics are often used to reduce the patient's pain. Doctors routinely prescribe mouthwashes containing traditional antibacterial and antifungal drugs for the treatment of oral mucositis, although most clinical trials have shown that they have suboptimal efficacy.

    There are two additional means of addressing oral mucositis currently under development in the pharmaceutical industry: chemoprotection and growth modulation. Chemoprotection is a strategy to protect the rapidly dividing cells that line the inside of the mouth from the side effects of the chemotherapy so that this protective barrier is not destroyed, and microorganisms do not invade the tissue. The growth modulation strategy seeks to reestablish the protective barrier in the mouth to keep microorganisms out of the tissue by encouraging the growth of new cells. These two approaches are currently under development and can be used together with our antibiotic approach. We believe that these therapies may be used in combination.

    Our competitors include fully integrated pharmaceutical companies and biotechnology companies. We are aware that several of these companies are actively engaged in research and development in the areas related to cancer therapy and antibiotic development, including some companies that address the same disease indications as we address. Many of these companies have substantially greater experience, financial and other resources than we do. In addition, they may have greater experience in developing drugs, obtaining regulatory approvals and manufacturing and marketing products. We cannot guarantee that we can effectively compete with these other pharmaceutical and biotechnology companies. We believe the principal bases for competition for our drug candidates are effectiveness, price and reimbursement status, ease of administration and side effect profile.

Government Regulation

    The research, development, testing, manufacture, labeling, promotion, advertising, distribution, and marketing, among other things, of our products are extensively regulated by governmental authorities in the U.S. and other countries. The FDA regulates drugs, including antibiotics, under the Federal Food, Drug, and Cosmetic Act and its implementing regulations. Failure to comply with the applicable U.S. requirements may subject us to administrative or judicial sanctions, such as FDA refusal to approve pending new drug applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecution.

    The steps required before a drug may be marketed in the U.S. include:

    - preclinical laboratory tests, animal studies, and formulation studies;

    - submission to the FDA of an investigational new drug exemption, or IND, for human clinical testing, which must become effective before human clinical trials may commence;

    - adequate and well-controlled clinical trials to establish the safety and efficacy of the drug for each indication;

    - submission to the FDA of new drug application, or NDA;

    - satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practices; and

    - FDA review and approval of the NDA.

    Preclinical tests include laboratory evaluation of product chemistry, toxicity, and formulation, as well as animal studies. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may be commenced. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. We cannot be sure that submission of an IND will result in the FDA allowing clinical trials to commence.

    Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

    Clinical trials typically are conducted in three sequential phases, but the phases may overlap or be combined. Each trial must be reviewed and approved by an independent Institutional Review Board before it can begin. Phase I usually involves the initial introduction of the investigational drug into people to evaluate its safety, dosage tolerance, pharmacodynamics, and, if possible, to gain an early indication of its effectiveness. Phase II usually involves trials in a limited patient population to:

    - evaluate dosage tolerance and appropriate dosage;

    - identify possible adverse effects and safety risks; and

    - evaluate preliminarily the efficacy of the drug for specific indications.

    Phase III trials usually further evaluate clinical efficacy and test further for safety by using the drug in its final form in an expanded patient population. We cannot guarantee that phase I, phase II, or phase III testing will be completed successfully within any specified period of time, if at all. Furthermore, we or the FDA may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

    Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. Before approving an NDA, the FDA usually will inspect the facility or the facilities at which the drug is manufactured, and will not approve the product unless current good manufacturing practices compliance is satisfactory. If the FDA determines the NDA and the manufacturing facilities are acceptable, the FDA will issue an approval letter. If the FDA determines the NDA submission or manufacturing facilities are not acceptable, the FDA will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the NDA does not satisfy the regulatory criteria for approval. The testing and approval process requires substantial time, effort, and financial resources, and we cannot be sure that any approval will be granted on a timely basis, if at all. After approval, certain changes to the approved product, such as adding new indications, manufacturing changes, or additional labeling claims are subject to further FDA review and approval.

    If regulatory approval is obtained, we will be required to comply with a number of post-approval requirements. For example, as a condition of the NDA approval, the FDA may require postmarketing testing and surveillance to monitor the drug's safety or efficacy. In addition, holders of an approved NDA are required to report certain adverse reactions, if any, to the FDA, and to comply with certain requirements concerning advertising and promotional labeling for their products. Also, quality control and manufacturing procedures must continue to conform to current good manufacturing practices after approval, and the FDA periodically inspects manufacturing facilities to assess compliance with current good manufacturing practices. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with current good manufacturing practices.

    We use and will continue to use third-party manufacturers to produce our products in clinical and commercial quantities, and we cannot be sure that future FDA inspections will not identify compliance issues at our facilities or at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product may result in restrictions on a product, manufacturer, or holder of an approved NDA, including withdrawal of the product from the market. Also, new government requirements may be established that could delay or prevent regulatory approval of our products under development.

    The FDA's fast track program is intended to facilitate the development and expedite the review of drugs intended for the treatment of serious or life-threatening diseases and that demonstrate the potential to address unmet medical needs for such conditions. Under this program, the FDA can, for example, review portions of an NDA for a fast track product before the entire application is complete, thus potentially beginning the review process at an earlier time. We have applied for fast track status for Ramoplanin and we may seek to have some of our other drug candidates designated as fast track products, with the goal of reducing the development and review time. We cannot guarantee that the FDA will grant any of our requests for fast track designation, that any fast track designation would affect the time of review, or that the FDA will approve the NDA submitted for any of our drug candidates, whether or not fast track designation is granted. Additionally, the FDA approval of a fast track product can include restrictions on the product's use or distribution

(such as permitting use only for specified medical procedures or limiting distribution to physicians or facilities with special training or experience). Approval of fast track products can be conditional with a requirement for additional clinical studies after approval.

    FDA procedures also provide priority review of NDAs submitted for drugs that, compared to currently marketed products, offer a significant improvement in the treatment, diagnosis, or prevention of a disease. The FDA is supposed to review NDAs that are granted priority status more quickly than NDAs given standard status. FDA's current goal is to act on 90% of priority NDAs within six months of receipt. Although the FDA historically has not met such goals, the agency has made significant improvements in the timeliness of the review process. We anticipate seeking priority review of Ramoplanin, and may do so with regard to some of our other drug candidates. We cannot guarantee that the FDA will grant priority review status in any instance, that priority review status would affect the time review, or that the FDA will approve the NDA submitted for any of our drug candidates, whether or not priority review status is granted.

    Under certain circumstances, the FDA provides periods of marketing exclusivity for new drugs that are the subject of an approved NDA. Ramoplanin and Protegrin IB-367, if approved, may qualify for marketing exclusivity, which would prevent any competitors from seeking approval of a generic version until five years (four years, in some cases) after approval of our product. We cannot be sure, however, that Ramoplanin, Protegrin IB-367 or any of our other products will qualify for marketing exclusivity. Among other reasons, until recently, antibiotics were not able to obtain such exclusivity, and the new law making antibiotics eligible for exclusivity includes transition provision that could lead the FDA to conclude that certain of our antibiotic products are not eligible for marketing exclusivity. Additionally, even if a product is approved and granted exclusivity, that does not guarantee that a competing product might be approved and brought to market.

    Outside the U.S., our ability to market our products will also be contingent upon receiving marketing authorizations from the appropriate regulatory authorities. The foreign regulatory approval process includes all the risks associated with FDA approval described above. The requirements governing conduct of clinical trials and marketing authorization vary widely from country to country.

    Under a new regulatory system in the European Union, marketing authorizations may be submitted either under a centralized or decentralized procedure. The centralized procedure provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval.

    We plan to choose the appropriate route of European regulatory filing in an attempt to accomplish the most rapid regulatory approvals. However, the chosen regulatory strategy may not secure regulatory approvals or approvals of the chosen product indications. In addition, these approvals, if obtained, may take longer than anticipated. We cannot guarantee that any of our products will prove to be safe or effective, will receive regulatory approvals, or will be successfully commercialized.

Employees

    As of January 15, 2000, we had 93 full-time employees, 72 of whom were engaged in product development and research activities and 21 of whom were engaged in general and administrative activities. Many of our current employees hold post-graduate degrees, including 6 M.D.s and 22 Ph.D.s. Our employees are not represented by a collective bargaining agreement. We believe our relations with our employees are good.

Facilities

    We are currently leasing three adjacent facilities in Mountain View, California. These facilities provide approximately 16,000 square feet, 18,000 square feet and 7,000 square feet respectively. The leases on the two larger facilities, containing laboratory and office space, expire in July 2004. The lease for the smaller facility expires at the end of 2001. We intend to add two additional facilities in Mountain View, California. These facilities provide approximately 58,000 square feet and 60,000 square feet. These leases will expire in 2010 and 2011, respectively. These facilities are adequate for our current requirements.

Legal Proceedings

    We are not a party to any material legal proceedings.

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
                                   MANAGEMENT

Executive Officers and Directors

    The following table sets forth information regarding our executive officers and directors as of December 31, 1999.

Name                                             Age      Position
----                                           --------   --------
Kenneth J. Kelley............................     40      President, Chief Executive Officer, and Director
Karen S. Campbell............................     45      Vice President, Marketing
John C. Fiddes, Ph.D.........................     48      Vice President, Research and Development
Henry J. Fuchs, M.D..........................     42      Vice President, Clinical Affairs
Chee-liang Leo Gu, Ph.D......................     49      Vice President, Pharmaceutical Development
Natalie McClure, Ph.D........................     47      Vice President, Regulatory Affairs
Sandra J. Wrobel.............................     40      Vice President, Corporate Strategy and Finance
Jane E. Shaw, Ph.D...........................     60      Director, Chairman of the Board
Michael F. Bigham............................     42      Director
Fritz Buhler, Prof. Dr. med..................     59      Director
Kathleen D. LaPorte..........................     38      Director
Gary A. Lyons................................     48      Director
John M. Padfield, Ph.D.......................     53      Director
Liza Page Nelson.............................     40      Director
Jack S. Remington, M.D.......................     69      Director

------------------------

    KENNETH J. KELLEY founded IntraBiotics in 1994 and has served as President, Chief Executive Officer and Director since our inception. Prior to founding IntraBiotics, Mr. Kelley co-founded Calydon, a biotechnology company focused on prostate cancer and has served as a director since its founding in 1994. From 1988 to 1993, Mr. Kelley was a Senior Associate at Institutional Venture Partners, a venture capital firm. From 1991 to 1992, Mr. Kelley served as Chief Operating Officer for CV Therapeutics, a cardiovascular biotechnology company. Mr. Kelley has also held positions at McKinsey & Company, an international consulting firm, and at Integrated Genetics (now Genzyme, Inc.). Mr. Kelley holds an M.B.A. degree from Stanford Graduate School of Business and a B.A. degree in biochemical sciences from Harvard University.

    KAREN S. CAMPBELL has served as our Vice President, Marketing since
July 1998. From 1995 to 1998, Ms. Campbell was the Director of Marketing for Roche Laboratories, a global pharmaceutical company and focused primarily on building the U.S. Transplant and Autoimmune Diseases business. From 1983 to 1994, Ms. Campbell held various marketing, sales and new product development positions at Syntex Laboratories Inc., a pharmaceutical company. Ms. Campbell holds an M.A. degree in Public Administration and a B.A. degree in Political Science from the University of Delaware.

    JOHN C. FIDDES, PH.D., has served as our Vice President, Research and Development since June 1994. From 1991 to 1994, Dr. Fiddes was Vice President of Discovery Research at ImmuLogic Pharmaceutical Corporation, a biotechnology company. Dr. Fiddes conducted postdoctoral research in molecular biology at the Department of Biochemistry and Biophysics at the University of California, San Francisco and received a Ph.D. in molecular biology from King's College, Cambridge University, where he conducted research at the MRC Laboratory for Molecular Biology. Dr. Fiddes also holds a B.Sc. degree in molecular biology from the University of Edinburgh in the United Kingdom.

    HENRY J. FUCHS, M.D., has served as our Vice President, Clinical Affairs since October 1996. From 1987 to 1996, Dr. Fuchs held various positions at Genentech, a biotechnology company,

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
where among other things, he had responsibility for the clinical program that led to the approval for Genentech's Pulmozyme-Registered Trademark-. Dr. Fuchs was also responsible for the Phase III development program that led to the approval of Herceptin-Registered Trademark- to treat metastatic breast cancer. Dr. Fuchs received an M.D. degree from George Washington University and a B.A. degree in biochemical sciences from Harvard University.

    CHEE-LIANG LEO GU, PH.D., has served as our Vice President, Pharmaceutical Development since October 1999. From 1995 to 1999, Dr. Gu served as our Senior Director of Pharmaceutical Development. Prior to joining IntraBiotics, Dr. Gu held a series of senior scientific and management positions in pharmaceutical development and formulation for Syntex Corporation (now Roche Bioscience), a pharmaceutical company, and served as director in charge of manufacturing and controls for CellCept-Registered Trademark-. Dr. Gu received his Ph.D. degree in physical organic chemistry from the University of California, Los Angeles and his B.S. degree in chemistry from National Taiwan University.

    NATALIE MCCLURE, PH.D., has served as our Vice President, Regulatory Affairs since October 1999. Dr. McClure has over 20 years experience in regulatory affairs. From 1993 to 1999, Dr. McClure held various regulatory affairs positions including Vice President, and Quality Assurance for Matrix Pharmaceutical, Inc., a pharmaceutical company. Dr. McClure has seven chemical publications and patents. Dr. McClure received her Ph.D. in organic chemistry from Stanford University and her B.S. in chemistry from the University of Michigan.

    SANDRA J. WROBEL has served as our Vice President, Corporate Strategy and Finance since October 1999. From 1987 to 1999, Ms. Wrobel held various positions with Strategic Decisions Group (currently Navigant Consulting, Inc.), a management consulting firm, where most recently she was Senior Managing Director of its Pharmaceuticals and Life Sciences Strategy Consulting Practice. Prior to this position, Ms. Wrobel was Managing Director of Strategic Decisions Group's 180-person headquarters office in Menlo Park, CA. While at Strategic Decisions Group, Ms. Wrobel specialized in corporate strategy development, Research and Development portfolio management, decision process transformation and organizational change. Ms. Wrobel received her M.B.A. from the Stanford University Graduate School of Business and her B.S. in Chemical and Petroleum Refining Engineering from the Colorado School of Mines.

    JANE E. SHAW, PH.D., has served as our Chairman of the Board since August 1996 and a director of the company since May 1996. Dr. Shaw is Chairman and Chief Executive Officer of AeroGen, Inc., a privately held drug delivery company. From 1987 to 1994 Dr. Shaw was President and Chief Operating Officer of ALZA Corporation, a pharmaceutical company, where she held various other senior management positions after starting her career at ALZA as a research scientist in 1970. Dr. Shaw is a member of the Board of Directors of Intel Corporation, McKesson Corporation, Boise Cascade Corporation, and Aviron. She received her D.Sc. from Worcester Polytechnic Institute in Worcester, Massachusetts, and her Ph.D. and B.Sc. degrees in Physiology from Birmingham University in the United Kingdom.

    MICHAEL F. BIGHAM has served as a director since October 1996. Mr. Bigham is currently President and Chief Executive Officer of Coulter
Pharmaceutical, Inc., a publicly-traded biotechnology company focused on oncology therapeutics. From 1988 to 1996, Mr. Bigham was Executive Vice President and Chief Financial Officer of Gilead Sciences, Inc., a biotechnology company. From 1984 to 1988, Mr. Bigham was the co-head of Healthcare Investment Banking at Hambrecht & Quist, LLC. Mr. Bigham currently serves on the boards of Datron Systems, Inc. and LJL BioSystems, Inc. Mr. Bigham is a CPA and received his M.B.A. from Stanford Graduate School of Business and his B.S. degree in Commerce from the University of Virginia.

    FRITZ R. BUHLER, PROF. DR. MED., has served as a director since December 1998. Prof. Dr. Buhler is currently Vice Chairman of the Board of International Biomedicine Management Partners Inc. and

Director of the European Center for Pharmaceutical Medicine at the University Hospital of Basel in Switzerland. From 1991 to 1995, Prof. Dr. Buhler was responsible for worldwide clinical research and development at F. Hoffmann-La Roche Ltd., a pharmaceutical company. From 1987 to 1990, Prof. Dr. Buhler was head of the Department of Research at the University Hospital of Basel in Switzerland and did clinical work as a cardiologist at the University Hospitals, as well as at Columbia University in New York and Harvard University in Boston. Prof. Dr. Buhler received his M.D. from University of Basel, Switzerland.

    KATHLEEN D. LAPORTE has served as a director since January 1994. From January 1993 to the present, Ms. LaPorte has been affiliated with the Sprout Group, the venture capital affiliate of Donaldson, Lufkin & Jenrette, and has served as a general partner since December 1993. From August 1987 to January 1993 Ms. LaPorte was a principal at Asset Management Company, a venture capital firm focused on early stage biotechnology investments. Ms. LaPorte currently serves on the boards of other companies including Lynx Therapeutics and four privately held companies. She holds a B.S. in Biology from Yale University and an M.B.A. from Stanford Graduate School of Business.

    GARY A. LYONS has served as a director since December 1999. From 1993 to the present, Mr. Lyons has been President and Chief Executive Officer of Neurocrine Biosciences, Inc, a biopharmaceutical company. From 1983 to 1993, Mr. Lyons was affiliated with Genentech and served as Vice President of Business Development and Vice President of Sales. Mr. Lyons is a member of the Board of Directors of Vical Inc., a gene delivery biopharmaceutical company. Mr. Lyons holds a B.S. in Marine Biology from the University of New Hampshire and an M.B.A. from Northwestern University's J.L. Kellogg Graduate School of Management.

    JOHN M. PADFIELD, PH.D., has served as a director since June 1998. From 1999 to the present Dr. Padfield has been the Chief Executive Officer of Nycomed Amersham Imaging, a diagnostic imaging and biotechnology supply company based in Buckinghamshire, England and a member of the Board of Directors of Nycomed Amersham plc, a health care company. From 1994 to the present Dr. Padfield was Chief Executive Officer of Chiroscience Group plc, an emerging pharmaceutical company based in Cambridge, England. His is also the past Chairman of the Board of Directors of the BioIndustry Association in the United Kingdom. From 1979 to 1994 Dr. Padfield was affiliated with Glaxo Holdings plc, where he held board positions in several subsidiary companies, most recently as Managing Director of Glaxo Manufacturing Services Ltd. Dr. Padfield has a B.S. and Ph.D. in Pharmacy from the University of Nottingham, England.

    LIZA PAGE NELSON has served as a director since December 1999. From 1998 to the present Ms. Nelson has been a Managing Director at Investor Growth, Inc., a private equity investment group that advises Investor AB and its affiliates (including Investor Guernsey Ltd.) on investments in healthcare and information technology. Investor AB is an industrial holding company publicly traded in Stockholm and London. From 1988 to 1998 Ms. Nelson was affiliated with
Pfizer Inc., a pharmaceutical company, where she held a variety of business development and strategic planning positions including, Senior Director-Business Development for Pfizer US Pharmaceuticals and Pfizer Health Solutions, Inc.
Ms. Nelson holds a B.A. in Economics from Wesleyan University and an M.B.A. from Yale University's School of Management.

    JACK S. REMINGTON, M.D., has served as a director since October 1996.
Dr. Remington is a nationally recognized authority in the field of infectious disease medicine, and received the 1996 Bristol Award of the Infectious Disease Society of America (IDSA). Dr. Remington currently serves as Chairman, Department of Immunology and Infectious Diseases at the Research Institute of the Palo Alto Medical Foundation and Professor, Department of Medicine, Division of Infectious Diseases and Geographic Medicine, Stanford University School of Medicine. In addition, Dr. Remington consults to leading pharmaceutical companies with regard to antibiotic research and development and serves on numerous editorial boards of medical journals. In the past, he has served as the President of the Infectious Disease Society of America. Dr. Remington served his internship and residency at the University of California, San Francisco, and received his M.D. and B.S. degrees from the University of Illinois.

Committees of the Board of Directors

    Our compensation committee consists of Dr. Shaw, Mr. Bigham, and Dr. Padfield. The compensation committee makes recommendations regarding our various incentive compensation and benefit plans and determines salaries for our executive officers and incentive compensation for our employees and consultants.

    Our audit committee consists of Dr. Shaw, Ms. LaPorte, and Ms. Nelson. The audit committee makes recommendations to the board of directors regarding the selection of our independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our internal controls.

Board Composition

    We currently have nine directors. Upon the closing of this offering the terms of office of the board of directors will be divided into three classes. As a result, a portion of our board of directors will be elected each year.

    - The class I directors will be Ms. Nelson, Mr. Remington and Mr. Bigham and their term will expire at the annual meeting of stockholders to be held in 2001.

    - The class II directors will be Ms. LaPorte, Mr. Lyons and Dr. Shaw and their term will expire at the annual meeting of stockholders to be held in 2002.

    - The class III directors will be Mr. Kelley, Dr. Padfield and Dr. Buhler and their term will expire at the annual meetings of stockholders to be held in 2003.

At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of IntraBiotics.

Compensation Committee Interlocks and Insider Participation

    None of the members of our compensation committee was, at any time since our formation, an officer or employee of IntraBiotics. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

    Our directors receive no cash compensation for their services as directors but are reimbursed for their reasonable expenses in attending board meetings. All directors are eligible to participate in the 1995 Stock Option Plan and the 2000 Equity Incentive Plan. Employee directors will be eligible to participate in our 2000 Employee Stock Purchase Plan. See "Employee Benefit Plans" for additional information relating to these plans.

Executive Compensation

    The following table sets forth information concerning the compensation that we paid during 1999 to our Chief Executive Officer and each of the four other most highly compensated executive officers that earned more than $100,000 during 1999. These people are referred to as the named executive officers.

                           Summary Compensation Table

                                                                                    Long-Term
                                                                                   Compensation
                                                                                   ------------
                                                            Annual Compensation     Securities
                                                            --------------------    Underlying
Name and Principal Position                                  Salary      Bonus       Options
---------------------------                                 ---------   --------   ------------
Kenneth J. Kelley.........................................  $277,083    $50,000       75,000
  President, Chief Executive Officer
   and Director
Henry J. Fuchs, M.D.......................................   221,667         --       34,791
  Vice President, Clinical Affairs
John C. Fiddes, Ph.D......................................   205,423         --       21,875
  Vice President, Research
   and Development
Karen S. Campbell.........................................   195,417         --       35,416
  Vice President, Marketing
Chee-liang Leo Gu, Ph.D...................................   158,333         --       57,500
  Vice President, Pharmaceutical
   Development

    In accordance with the rules of the Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the named executive officers that are available generally to all our salaried employees and certain perquisites and other personal benefits received by the named executive officers, which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

Option Grants in 1999

    The following table sets forth each grant of stock options granted during 1999 to each of the named executive officers.

                                   Number of    Percent of                               Potential Realizable Value
                                  Securities      Options                                  of Assumed Annual Rates
                                     Total      Granted to                               of Stock Price Appreciation
                                  Underlying     Employees     Exercise                        for Option Term
                                    Options      in Fiscal    Price (per   Expiration   -----------------------------
Name                                Granted        Year         share)        Date           5%              10%
----                              -----------   -----------   ----------   ----------   -------------   -------------
Kenneth J. Kelley...............    75,000          3.6%        $1.50       6/10/09
Henry J. Fuchs, M.D.............    34,791          1.7%         1.50       6/10/09
John C. Fiddes, Ph.D............    21,875          1.0%         1.50       6/10/09
Karen S. Campbell...............    35,416          1.7%         1.50       6/10/09
Chee-liang Leo Gu, Ph.D.........    57,500          2.7%         1.50       9/16/09

    The information regarding stock options granted to named executive officers as a percentage of total options granted to employees in the fiscal year, as disclosed in the table is based upon options to purchase an aggregate of 2,098,782 shares of common stock that were granted to all employees as a group, including the named executive officers, in the fiscal year ended December 31, 1999.

    The exercise price per share of each option granted was equal to the fair market value of the common stock as determined by the board of directors on the date of the grant.

    Potential realizable values are computed by (a) multiplying the number of shares of common stock subject to a given option by an assumed initial offering
price of       per share, (b) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and (c) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of the stock price appreciation are mandated by the rules of the Commission and do not represent our estimate or projection of future common stock prices.

Aggregate Option Exercises in 1999 and Year-end Values at December 31, 1999

    The following table sets forth, as to the named executive officers, information concerning stock options granted during the fiscal year ended December 31, 1999.

    The information regarding the value realized reflects the fair market value of our common stock underlying the option of date of exercise minus the aggregate exercise price of the option.

    The information regarding the value of unexercised in-the-money options is
based on a value of $      per share, the initial public offering price, minus
the per share exercise price, multiplied by the number of shares underlying the option.

                                                               Number of Securities
                                                              Underlying Unexercised         Value of Unexercised
                                                                    Options at             In-the-Money options at
                                     Shares                     December 31, 1999             December 31, 1999
                                  Acquired on     Value     --------------------------   ----------------------------
Name                                Exercise     Realized    Vested          Unvested    Exercisable   Unexercisable
----                              ------------   --------   --------         ---------   -----------   --------------
Kenneth J. Kelley...............     75,520      $55,624     73,439           376,041
Henry J. Fuchs, M.D.............         --           --     92,707           152,084
John C. Fiddes, Ph.D............         --           --     77,604           134,271
Karen S. Campbell...............         --           --     35,416           100,000
Chee-liang Leo Gu, Ph.D.........     48,000       63,900     28,092            71,408

Employee Benefit Plans

  AMENDED AND RESTATED 1995 STOCK OPTION PLAN

    GENERAL. Our board of directors adopted our Amended and Restated 1995 Stock Option Plan in February 1995, and our stockholders approved it in April 1995. The stock option plan will terminate as of the effective date of this initial public offering. The termination of the stock option plan will have no effect on the options that have been granted thereunder. However, following the termination of the stock option plan, no new stock options may be granted under it.

    CORPORATE TRANSACTIONS. If we dissolve or liquidate, then stock options outstanding under the stock option plan will terminate immediately prior to such event. However, we treat outstanding stock options differently in the following situations:

    - a merger or consolidation in which we are not the surviving corporation;
      or

    - a sale of substantially all of our property.

In these situations, the surviving corporation may either assume all outstanding stock options under the stock option plan or substitute other options for the outstanding options. In addition, in these situations, all outstanding options held by employees who are not officers will become immediately vested and exercisable as to one-half of the then unvested shares subject to such options. Options held by employees who are officers will become fully vested and exercisable in the event that such officers are involuntarily terminated without cause or voluntarily resign for good reason, in either case within thirteen months following the transaction described above. If the surviving corporation does not assume or substitute, then, the options will terminate immediately prior to the occurrence of the event described above.

    STOCK OPTIONS GRANTED. As of December 31, 1999, we had issued 653,157 shares upon the exercise of options under the stock option plan and options to purchase 3,746,896 shares at a weighted average exercise price of $1.16 were outstanding.

  2000 EQUITY INCENTIVE PLAN

    GENERAL.  Our board of directors adopted our 2000 Equity Incentive Plan in
January 2000, and our stockholders approved it in       2000. The 2000 Equity
Incentive Plan is intended to replace and supersede our 1995 Stock Option Plan.

    SHARE RESERVE. We have reserved a total of 5,000,000 shares of our common stock for issuance under the incentive plan. On December 31 of each year starting with December 31, 2000 and continuing through and including
December 31, 2008, the share reserve will automatically be increased by a number of shares equal to the LEAST of:

    - 5% of our then outstanding shares of common stock on a fully-diluted basis;

    - 2,000,000 shares; or

    - a lesser number of shares determined by our board of directors prior to each anniversary date.

    If the recipient of a stock award does not purchase the shares subject to such stock award before the stock award expires or otherwise terminates, the shares that are not purchased will again become available for issuance under the incentive plan.

    ADMINISTRATION. The board administers the incentive plan unless it delegates administration to a committee. The board has the authority to construe, interpret and amend the incentive plan as well as to determine the recipients of awards under the incentive plan and the terms of such awards including the number of shares subject to the awards, the vesting and/or exercisability of the awards and the exercise price of the awards.

    ELIGIBILITY.  The board may grant incentive stock options qualified under
Section 422 of the Internal Revenue Code to our employees and to the employees of our affiliates. The board also may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to our employees, directors and consultants as well as to the employees, directors and consultants of our affiliates.

    OPTION TERMS. The board may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date and nonstatutory stock options with an exercise price as low as 85% of the fair market value of a share on the grant date.

    Incentive stock options granted to persons who, at the time of the grant, own or are deemed to own stock possessing more than 10% of our total combined voting power or the total combined voting power of one of our affiliates must have an exercise price of at least 110% of the fair market value of the stock on the grant date and a term of five or fewer years. For other options, the maximum term is 10 years.

    No employee may receive incentive stock options that exceed the $100,000 per year fair market value limitation set forth in Section 422(d) of the Internal Revenue Code. To determine whether the $100,000 per year limitation has been exceeded, we calculate the fair market value of the aggregate number of shares under all incentive stock options granted to an employee that will become exercisable for the first time during a calendar year. Under the incentive plan, options covering stock in excess of the $100,000 limitation are automatically converted into nonstatutory stock options.

    The board may provide for exercise periods of any length following an optionholder's termination of service in individual options. Generally, options will provide that they terminate three months after the optionholder's service to us and our affiliates terminates. In the case of an optionholder's disability or death, the exercise period generally is extended to 12 months or 18 months, respectively.

    The board may provide for the transferability of nonstatutory stock options but not incentive stock options. However, the optionholder may designate as beneficiary to exercise either type of option following the optionholder's death. If the optionholder does not designate a beneficiary, the optionholder's option rights will pass to his or her heirs by will or the laws of descent and distribution.

    Section 162(m) of the Internal Revenue Code denies a deduction to publicly held corporations for compensation paid to the corporation's chief executive officer and its four highest compensated officers in a taxable year to the extent that the compensation for each such officer exceeds $1,000,000. In order to qualify options granted under the incentive plan for an exemption for performance based compensation provided under Section 162(m), no employee may be granted options under the incentive plan covering an aggregate of more than 1,500,000 shares in any calendar year.

    TERMS OF OTHER STOCK AWARDS. The board determines the purchase price of other stock awards, which may not be less than 85% of the fair market value of our common stock on the grant date. However, the board may award stock bonuses in consideration of past services without a cash purchase price. Shares that we sell or award under the incentive plan may, but need not be, restricted and subject to a repurchase option in our favor in accordance with a vesting schedule that the board determines. The board, however, may accelerate the vesting of such awards.

    OTHER PROVISIONS. In the event of certain corporate transactions not involving our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend, or stock split, the board will appropriately adjust the incentive plan and outstanding awards as to the class and the maximum number of shares subject to the incentive plan and to the Section 162(m) limit.

    If we dissolve or liquidate, then outstanding stock awards will terminate immediately prior to such event. Upon certain change in control transactions, the surviving corporation may assume all outstanding awards under the incentive plan or substitute other awards for the outstanding awards. If the surviving corporation does not assume or substitute, then the awards will accelerate and will terminate immediately prior to the occurrence of the change in control. In addition, upon certain change in control transactions, all outstanding awards held by employees who are not officers will become immediately vested and exercisable as to one-half of the then unvested shares subject to such awards. Awards held by employees who are officers will become fully vested and exercisable in the event that such officers are involuntarily terminated without cause or voluntarily resign for good reason, in either case within thirteen months following the change in control.

    STOCK AWARDS GRANTED. No stock awards have been issued under the incentive plan.

    PLAN TERMINATION. The incentive plan will terminate in 2010 unless the board terminates it sooner.

  2000 EMPLOYEE STOCK PURCHASE PLAN

    GENERAL.  Our board adopted the 2000 Employee Stock Purchase Plan in January
2000, and our stockholders approved it in        2000.

    SHARE RESERVE. We have authorized the issuance of 500,000 shares of our common stock pursuant to purchase rights granted to eligible employees under the purchase plan. On December 31 of each year, starting with December 31, 2000, and continuing through and including December 31, 2008, the share reserve will automatically be increased by a number of shares equal to the LESSER of:

    - 1% of our then outstanding shares of common stock on a fully diluted basis; or

    - a number of shares to be determined by the Board of Directors.

    ELIGIBILITY. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The purchase plan provides a means by which eligible employees may purchase our common stock through payroll deductions. We implement the purchase plan by offerings of purchase rights to eligible employees. Generally, all of our full-time employees and full-time employees of our affiliates incorporated in the United States may participate in offerings under the purchase plan. However, no employee may participate in the purchase plan if, immediately after we grant the employee a purchase right, the employee has voting power over 5% or more of our outstanding capital stock. As of the date hereof, no shares of common stock had been purchased under the purchase plan.

    ADMINISTRATION. Under the purchase plan, the board may specify offerings of up to 27 months. Unless the board otherwise determines, common stock will be purchased for accounts of participating employees at a price per share equal to the lower of:

    - 85% of the fair market value of a share on the first day of the offering;
      or

    - 85% of the fair market value of a share on the purchase date.

    For the first offering, which will begin on the effective date of this initial public offering, we will offer shares registered on a Form S-8 registration statement. The fair market value of the shares on the first date of this offering will be the price per share at which our shares are first sold to the public as specified in the final prospectus with respect to our initial public offering. Otherwise, fair market value generally means the closing sales price (rounded up where necessary to the nearest whole cent) for such shares (or the closing bid, if no sales were reported) as quoted on the Nasdaq National Market on the trading day prior to the relevant determination date, as reported in THE WALL STREET JOURNAL.

    The board may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of:

    - 85% of the fair market value of a share on the day they began participating in the purchase plan; or

    - 85% of the fair market value of a share on the purchase date.

    If authorized by the board, participating employees may authorize payroll deductions of up to 15% of their base compensation for the purchase of stock under the purchase plan. Generally employees may end their participation in the offering at any time up to 10 days before a purchase period ends. Their participation ends automatically on termination of their employment or loss of full-time status.

    OTHER PROVISIONS. The board may grant eligible employees purchase rights under the purchase plan only if the purchase rights, together with any other purchase rights granted under other employee stock purchase plans established by us or by our affiliates, if any, do not permit the employee's rights to purchase our stock to accrue at a rate which exceeds $25,000 of fair market value of our stock for each calendar year in which the purchase rights are outstanding.

    Upon a change in control, a surviving corporation may assume outstanding purchase rights or substitute other purchase rights therefor. If the surviving corporation does not assume or substitute the purchase rights, the offering period will be shortened and our stock will be purchased for the participants immediately before the change in control.

  401(K) PLAN

    We maintain a retirement and deferred savings plan for our U.S. employees. The retirement and deferred savings plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code. The retirement and deferred savings plan provides that each participant may contribute up to 25% of his or her pre-tax compensation (up to a statutory limit, which is $10,500 in calendar year 2000). Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan's trustee. The retirement and deferred savings plan also permits us to make discretionary contributions, subject to established limits and a vesting schedule. To date, we have not made any discretionary contributions to the retirement and deferred savings plan on behalf of participating employees.

Limitations on Liability and Indemnification Matters

    Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages to the fullest extent permitted by law. Current Delaware law does not permit the elimination of monetary damages:

    - for any breach of the director's duty of loyalty to the corporation or its stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

    - for any transaction from which the director derived an improper personal benefit.

    Our bylaws provide that:

    - we must indemnify our directors and officers to the fullest extent permitted by applicable law, subject to very limited exceptions;

    - we may indemnify our other, employees and other agents to the same extent that we indemnify our directors and officers, unless such indemnification is prohibited by law; and

    - we may secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

    We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Currently, there is no pending litigation or proceeding involving any of our directors, executive officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

    We plan to obtain directors' and officers' liability insurance prior to the effectiveness of this offering.

                              CERTAIN TRANSACTIONS

    PREFERRED STOCK SALES

    In April 1997, we issued and sold an aggregate of 5,714,286 shares of Series D preferred stock at a price per share of $1.75. These shares currently convert into common stock at the rate of one share of common stock for each two shares of Series D preferred stock.

    In October 1997, we issued and sold an aggregate of 2,725,000 shares of Series E preferred stock at a price per share of $2.75. These shares currently convert into common stock at the rate of one share of common stock for each two shares of Series E preferred stock.

    In October 1997 and May 1998, we issued and sold an aggregate of 750,000 shares of Series F preferred stock at a price per share of $4.00. These shares currently convert into common stock at the rate of one share of common stock for each two shares of Series F preferred stock.

    From November 1998 to January 1999, we issued and sold an aggregate of 7,656,981 shares of Series G preferred stock at a price per share of $3.00. These shares currently convert into common stock at the rate of one share of common stock for each two shares of Series G preferred stock.

    In October 1999 we issued and sold an aggregate of 6,250,000 shares of Series H preferred stock at a price per share of $4.00. In addition, we issued warrants to purchase an aggregate of 1,250,000 shares of Series H preferred stock, 1,100,000 of which were issued to Investor (Guernsey) Ltd., at an exercise price of $5.00 per share. These shares currently convert into common stock at the rate of one share of common stock for each two shares of Series H preferred stock.

    The following 5% stockholders and stockholders associated with certain of our officers and directors purchased shares in the financings. Upon the closing of this offering, the following shares of preferred stock convert into common stock at the rate of one share of common stock for each two shares of preferred stock.

                              Shares of   Shares of   Shares of   Shares of   Shares of
                              Series D    Series E    Series F    Series G    Series H
                              Preferred   Preferred   Preferred   Preferred   Preferred     Total       Aggregate
Purchaser                       Stock       Stock       Stock       Stock       Stock      Shares     Consideration
---------                     ---------   ---------   ---------   ---------   ---------   ---------   -------------
ENTITIES AFFILIATED WITH THE
  SPROUT GROUP

  Sprout Capital VI, L.P....    281,803          --       --             --          --     281,803    $   493,155

  Sprout Capital VII,
   L.P......................    427,791          --       --             --          --     427,791    $   748,634

  DLJ Capital Corporation...     44,719          --       --             --          --      44,719    $    78,258

  Sprout CEO Fund, L.P......      4,969          --       --             --          --       4,969    $     8,695

ENTITIES AFFILIATED WITH
  SPINNAKER TECHNOLOGIES

  Spinnaker Technology Fund,
   L.P......................  2,571,429     459,836       --             --          --   3,031,265    $ 5,764,550

  Spinnaker Technology
   Offshore Fund, Ltd.......         --     425,389       --             --          --     425,389    $ 1,169,820

  Spinnaker Founders Fund...         --   1,454,600       --             --          --   1,454,600    $ 4,000,150

  Spinnaker Clipper Fund,
   L.P......................         --      35,175       --             --          --      35,175    $    96,731

  Lawrence Bowman...........         --     285,714       --             --          --     285,714    $   785,714

ENTITIES AFFILIATED WITH
  ST. PAUL VENTURE CAPITAL

  St. Paul Fire and Marine
   Insurance Company........         --          --       --             --          --          --             --

  St. Paul Venture Capital
   IV LLC...................    114,286          --       --             --          --     114,286    $   200,000

New York Life Insurance
  Company...................    685,715          --       --             --          --     685,715    $ 1,200,001

International BM Biomedicine
  Holdings Inc..............         --          --       --      1,833,334          --   1,833,334    $ 5,500,002

Investor (Guernsey)
  Ltd.(1)...................         --          --       --             --   5,500,000   5,500,000    $22,000,000

Beatrice G. Fuchs...........         --          --       --        120,000          --     120,000    $   360,000

Darlene & David Bossen......         --          --       --         33,334          --      33,334    $   100,002

--------------------------

(1) In connection with this purchase, Investor (Guernsey) Ltd, was issued a warrant to purchase 1,100,000 shares at an exercise price of $5.00 per share.

    In connection with the above transactions, we entered into agreements with the investors providing for registration rights with respect to these shares. The most recent such agreement is an Amended and Restated Investor Rights Agreement dated October 15, 1999, which restates and incorporates the registration rights of all investors. For more information regarding this agreement, see "Description of Capital Stock--Registration Rights."

    Ms. LaPorte, our director, is a general partner of Sprout Capital VI, L.P. and Sprout Capital VII, L.P., funds managed by The Sprout Group, the venture capital affiliate of Donaldson, Lufkin & Jenrette. Dr. Buhler, our director, is Vice Chairman of the Board of International Biomedicine

Management Partners Inc. the management company of International BM Biomedicine Holdings Inc. Ms. Nelson, our director, is a managing director at Investor Growth Capital, Inc. and advises Investor (Guernsey) Ltd. on investments in health care and information technology.

    Dr. Fuchs, our Vice President, Clinical Affairs, is the son of Beatrice Fuchs and the son-in-law of Darlene and David Bossen.

    INDEMNIFICATION AGREEMENTS

    We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors. See Management--Limitations of Liability and Indemnification Matters for more information regarding indemnification of our officers and directors.

                             PRINCIPAL STOCKHOLDERS

    The following table provides summary information regarding the beneficial ownership of our outstanding common stock as of December 31, 1999:

    - each person or group who beneficially owns more than 5% of our common stock;

    - each of our directors;

    - each of the executive officers named in the Summary Compensation Table;
      and

    - all of our executive officers and directors as a group.

    Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of December 31, 1999 and not subject to repurchase as of that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Applicable percentage ownership in the following table is based on 21,081,054 shares of common stock outstanding as of
December 31, 1999, after giving effect to the conversion of all outstanding shares of preferred stock into common stock upon the closing of the offerings,
and              shares of common stock outstanding immediately following the completion of this offering.

    Unless otherwise indicated, the address of each of the named individuals is c/o IntraBiotics Pharmaceuticals, Inc., 1255 Terra Bella Ave., Mountain View, California 94043.

                                                                         Percentage of Shares
                                                                             Outstanding
                                                                   --------------------------------
Name and Address                                        Shares     Before Offering   After Offering
----------------                                       ---------   ---------------   --------------
Entities affiliated with The Sprout Group (1)........  3,651,932        17.3%
  3000 Sand Hill Road, Suite 4-270
  Menlo Park, CA 94025
Investor (Guernsey) Ltd. (2).........................  3,300,000        15.3
  P.O. Box 626
  National Westminster House
  Le Truchot St. Peter Port
  Guernsey Channel Island
  GY1 4PW
Entities affiliated with Spinnaker Technology (3)....  2,751,596        13.1
  1875 South Grant Street, Suite 600
  San Mateo, CA 94402
Entities affiliated with St. Paul Venture Capital
  Inc. (4)...........................................  1,943,971         9.2
  10400 Viking Dr., Suite 550
  Eden Prairie, MN 55344
New York Life Insurance Company......................  1,225,209         5.8
  51 Madison Avenue, Suite 207
  New York, NY 10010
Michael F. Bigham (5)................................     51,726           *
Fritz Buhler, Prof. Dr. med. (6).....................    916,667         4.3
Kenneth J. Kelley (7)................................    796,412         3.8
Gary A. Lyons........................................          0           *

                                                                         Percentage of Shares
                                                                             Outstanding
                                                                   --------------------------------
Name and Address                                        Shares     Before Offering   After Offering
----------------                                       ---------   ---------------   --------------
Kathleen D. LaPorte (1)..............................  3,651,932        17.3
Liza Page Nelson (2).................................  3,300,000        15.3
John M. Padfield, Ph.D. (8)..........................      3,666           *
Jack S. Remington, M.D. (9)..........................      9,416           *
Jane E. Shaw, Ph.D. (10).............................     38,536           *
Karen S. Campbell (11)...............................     39,583           *
John C. Fiddes, Ph.D (12)............................    231,770         1.1
Henry J. Fuchs (13)..................................     97,916           *
Chee-Liang Leo Gu, Ph.D. (14)........................     95,052           *
All executive officers and directors as a group
  (15 people) (15)...................................  9,232,680        41.9

------------------------

*  Less than 1% of the outstanding shares of common stock.

(1) Includes of 2,052,933 shares held by Sprout Capital VII, L.P., 1,352,727 shares held by Sprout Capital VI, L.P., 214,093 shares held by DLJ Capital Corporation and 23,846 shares held by Sprout CEO Fund, L.P. Also includes 8,333 shares that DLJ Capital Corporation has the right to acquire pursuant to options exercisable within 60 days of December 31, 1999. DLJ Capital Corporation is the managing general partner of the Sprout funds.
    Ms. LaPorte, a director of IntraBiotics, is a general partner of Sprout Capital VI, L.P. and Sprout Capital VII, L.P., funds managed by The Sprout Group. In such capacity, Ms. LaPorte may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by the Sprout funds and DLJ Capital Corporation. Ms. LaPorte disclaims beneficial ownership of the shares held by the Sprout funds and DLJ Capital Corporation within the meaning of Rule 13d-3 under the Securities Act of 1934.

(2) Includes 550,000 shares Investor (Guernsey) Ltd. has the right to acquire pursuant to an outstanding warrant exercisable within 60 days of December 31, 1999. Ms. Nelson disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Act of 1934.

(3) Includes of 1,118,626 shares held by Spinnaker Technology Fund, L.P., 797,199 shares held by Spinnaker Technology Offshore Fund, Ltd., 675,327 shares held by Spinnaker Founders Fund, 17,587 shares held by Spinnaker Clipper Fund, L.P. and 142,857 shares held by Lawrence Bowman, president of Bowman Capital Management. Bowman Capital Management is the fund manager for the various Spinnaker funds.

(4) Includes of 1,886,828 shares held by St. Paul Fire and Marine Insurance Company and 57,143 shares held by St. Paul Venture Capital IV LLC.

(5) Includes 9,412 shares issuable upon exercise of options exercisable within 60 days of December 31, 1999.

(6) All of these shares are held by International BM Biomedicine Holdings Inc. Dr. Buhler, a director of IntraBiotics, is Vice Chairman of the Board of International Biomedicine Management Partners Inc. In such capacity,
    Dr. Buhler be deemed to have an indirect interest in an indeterminate portion of the shares beneficially owned by International BM Biomedicine Holdings Inc, Dr. Buhler disclaims beneficial ownership of the shares held by International BM Biomedicine Holdings Inc. within the meaning of Rule 13d-3 under the Securities Act of 1934.

(7) Includes 84,896 shares issuable upon exercise of options exercisable within 60 days of December 31, 1999.

(8) Includes 3,666 shares issuable upon exercise of options exercisable within 60 days of December 31, 1999.

(9) Includes 9,416 shares issuable upon exercise of options exercisable within 60 days of December 31, 1999.

(10) Includes 24,250 shares issuable upon exercise of options exercisable within 60 days of December 31, 1999.

(11) Includes 39,583 shares issuable upon exercise of options exercisable within 60 days of December 31, 1999.

(12) Includes 81,770 shares issuable upon exercise of options exercisable within 60 days of December 31, 1999.

(13) Includes 97,916 shares issuable upon exercise of options exercisable within 60 days of December 31, 1999.

(14) Includes 32,052 shares issuable upon exercise of options exercisable within 60 days of December 31, 1999 and 5,000 shares held in the name of Dr. Gu's minor children.

(15) See footnotes 1,2 and 5 through 14 above, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

    Our authorized capital stock as of December 31, 1999 consisted of 67,500,000 shares of common stock, and 40,937,873 shares of preferred stock. As of December 31, 1999 our outstanding stock was held of record by a total of 163 stockholders.

    Upon the closing of this offering:

    - our certificate of incorporation will be amended and restated to provide for a total of authorized capital consisting of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock; and

    - all shares of preferred stock will convert into common stock, and a total
      of       shares of common stock and no shares of preferred stock will be outstanding, based on the number of shares outstanding as of December 31, 1999 and assuming no exercise of the underwriters' over-allotment option, after giving effect to the sale of the common stock we are offering.

COMMON STOCK

    The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of IntraBiotics, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

    According to our amended and restated certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, in one or more series. Our board shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could diminish voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of IntraBiotics, which could depress the market price of our common stock. We have no present plan to issue any shares of preferred stock.

Warrants

    As of December 31, 1999, we had the following warrants outstanding:

    - a warrant to purchase 54,000 shares of Series B preferred stock was outstanding at an exercise price of $1.00 per share, which expires in July 2001. Upon the closing of this offering, the warrant to purchase Series B preferred stock will become exercisable for common stock at a rate of one share of common stock for each two shares of Series B preferred stock at an exercise price of $2.00 per share.

    - a warrant to purchase 50,000 shares of Series D preferred stock was outstanding at an exercise price of $2.50 per share, which expires upon the closing of this offering. Upon the closing of this offering, the warrant to purchase Series D preferred stock will become exercisable for common stock at a rate of one share of common stock for each two shares of Series D preferred stock.

    - warrants to purchase an aggregate of 1,250,000 shares of Series H preferred stock were outstanding at an exercise price of $5.00 per share, which expire in December 2001. Upon the closing of this offering, the warrants to purchase Series H preferred stock will become exercisable for common stock at a rate of one share of common stock for each two shares of Series H Preferred Stock.

    Each of the warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrants in the event of stock dividends, stock splits, reorganizations and reclassifications and consolidations.

Registration Rights

    Upon completion of this offering, holders of an aggregate of 19,603,479 shares of common stock (and warrants to purchase an aggregate of 625,000 shares of common stock) will be entitled to rights to register these shares under the Securities Act. These rights are provided under the Amended and Restated Investor Rights Agreement, dated October 15, 1999. If we propose to register any of our securities under the Securities Act after this offering, either for our own account or for the account of others, the holders of these shares are entitled to notice of the registration and are entitled to include, at our expense, their shares of common stock in the registration and any related underwriting, provided, among other conditions, that the underwriters may limit the number of shares to be included in the registration. In addition, the holders of these shares may require us, at our expense and on not more than two occasions at any time beginning six months from the date of the closing of the offering, to file a registration statement under the Securities Act with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration. Further, the holders may require us at our expense to register their shares on Form S-3 when this form becomes available.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

    We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

    - prior to that date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and by employee stock plans in which shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to that date, the business combination is approved by our board of directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

    Section 203 defines "business combination" to include:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

    - subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

    Our amended and restated certificate of incorporation requires that upon completion of this offering, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Additionally, our certificate of incorporation:

    - substantially limits the use of cumulative voting in the election of directors;

    - provides that the authorized number of directors may be changed only by resolution of our board of directors; and

    - authorizes our board of directors to issue blank check preferred stock to increase the amount of outstanding shares without stockholder approval.

    Our amended and restated bylaws provide that candidates for director may be nominated only by our board of directors or by a stockholder who gives written notice to us no later than 90 days prior nor earlier than 120 days prior to the first anniversary of the last annual meeting of stockholders. The authorized number of directors is fixed by resolution of our board of directors. Our amended and restated certificate of incorporation and bylaws provide for a classified board of directors, in which approximately one third of the directors will be elected each year. Our board of directors may appoint new directors to fill vacancies or newly created directorships. Our bylaws also limit who may call a special meeting of stockholders.

    Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Transfer Agent and Registrar

    The transfer agent and registrar for the common stock is
                          .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, we will have       shares of common stock
outstanding. Of these shares, the              shares sold in this offering will
be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. A significant number of shares of our stock outstanding prior to this offering is subject to 180-day lock-up agreements, and may not be sold in the public market prior the expiration of the lock-up agreements. Deutsche Bank Securities Inc. may release the shares subject to the lock-up agreements in whole or in part at any time without prior public notice. However, Deutsche Bank Securities Inc. has no current plans to effect such a release. Upon the expiration of the lock-up agreements, approximately 17,211,923 additional shares will be available for sale in the public market, subject in some cases to compliance with the volume and other limitations of Rule 144.

Days after Date                                  Shares
of this Prospectus                          Eligible for Sale                    Comment
------------------                          -----------------                    -------
Upon effectiveness........................         213,101      Freely tradable shares eligible for sale
                                                                under Rule 144(k) and not locked-up

90 days...................................         531,030      Shares not locked-up and saleable under
                                                                  Rules 144 and 701

180 days..................................      17,211,923      Lock-up released; shares saleable under
                                                                  Rules 144 and 701

Various dates thereafter..................       3,125,000      Restricted securities held for one year
                                                                or less as of 180 days following
                                                                  effectiveness

Rule 144

    In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of

    - 1% of the then outstanding shares of our common stock (approximately shares immediately after this offering) or

    - the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to the sale.

    A person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least two years is entitled to sell these shares pursuant to Rule 144(k) without regard to the limitations described above. Affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

    We cannot estimate the number of shares that will be sold under Rule 144, as this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to this offering, there has been no public market for our common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained after this offering. Any future sale of substantial amounts of our common stock in the open market may adversely affect the market price of our common stock.

Lock-Up Agreements

    We and our directors, executive officers and certain of our stockholders have agreed pursuant to the underwriting agreement and other agreements not to sell any of our common stock without the prior consent of Deutsche Bank Securities Inc. until 180 days from the date of this prospectus. Transfers or dispositions can be made sooner only with the prior written consent of Deutsche Bank Securities Inc.

Stock Options

    We intend to file a registration statement on Form S-8 under the Securities Act to register shares of our common stock that are subject to outstanding options or reserved for issuance under our 1995 Stock Option Plan, our 2000 Equity Incentive Plan and our 2000 Employee Stock Purchase Plan immediately following the effectiveness of this registration statement, which permits the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act.

Rule 701

    Any of our employees or consultants who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitations or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus.

Registration Rights

    After this offering the holders of 19,603,479 shares of our common stock will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act except for shares purchased by affiliates. See Description of Capital Stock--Registration Rights.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement, the underwritings named below, through their representatives Deutsche Bank Securities Inc., Warburg Dillon Read LLC, SG Cowen Securities Corporation and Adams, Harkness & Hill, Inc. have severally agreed to purchase from IntraBiotics the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                              Number of
Underwriter                                                    Shares
-----------                                                   ---------
Deutsche Bank Securities Inc................................
Warburg Dillon Read LLC.....................................
SG Cowen Securities Corporation.............................
Adams, Harkness & Hill, Inc.................................
                                                              ---------
    Total...................................................
                                                              =========

    The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

    The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to
dealers at a price that represents a concession not in excess of $      per
share under the public offering price. The underwriters may allow, and these
dealers may re-allow, a concession of not more than $      per share to other
dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

    We have granted to the underwriters an option, exercisable not later than
30 days after the date of this prospectus, to purchase up to additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above tables bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the
additional shares on the same terms as those on which the              shares
are being offered.

    The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is currently expected to be approximately 7% of the initial public offering price. We have agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                            Total Fees
                                                           ---------------------------------------------
                                                                                   With Full Exercise of
                                                            Without Exercise of       Over-Allotment
                                           Fee Per Share   Over-Allotment Option          Option
                                           -------------   ---------------------   ---------------------
Fees paid by IntraBiotics................      $                   $                      $

    In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be
approximately $             .

    We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

    Each of our officers and directors, and certain holders of our stock, have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters, except that we may grant options and issue shares under our 1995 Plan, and 2000 Equity Incentive Plan and sell shares under our 2000 Employee Stock Purchase Plan. In addition, we can sell up to an aggregate of 1,000,000 shares to strategic and corporate partners and equipment lessors without such consent. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

    The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. A short position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. Additionally, to cover these over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase shares of our common stock in the open market. Finally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

    At our request, the underwriters have reserved for sale, at the initial
public offering price, up to       shares for our vendors, employees, family
members of employees, customers and other third parties. The number of shares of our common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

Pricing of This Offering

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiation among us and the representatives of the underwriters. Among the primary factors considered in determining the public offering price were:

    - prevailing market conditions;

    - our results of operations in recent periods;

    - the present stage of our development;

    - the market capitalization and stage of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

    - estimates of our business potential.

    The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

    Cooley Godward LLP, Palo Alto, California, will provide us with an opinion as to the validity of the common stock offered under this prospectus. Latham & Watkins, Costa Mesa, California, will pass upon certain legal matters related to the offering for the underwriters.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedule to registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is HTTP://WWW.SEC.GOV. The SEC's toll free investor information service can be reached at 1-800-SEC-0330. Information contained on our website does not constitute part of this prospectus.

    Upon completion of the offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC.

    We intend to furnish our stockholders with annual reports containing financial statements audited by our independent public accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information. Our telephone number is
(650) 526-6800.

                       INTRABIOTICS PHARMACEUTICALS, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors...........    F-2

Balance Sheets..............................................    F-3

Statements of Operations....................................    F-4

Statement of Stockholders' Equity...........................    F-5

Statements of Cash Flows....................................    F-6

Notes to Financial Statements...............................    F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
IntraBiotics Pharmaceuticals, Inc.

    We have audited the accompanying balance sheets of IntraBiotics Pharmaceuticals, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IntraBiotics Pharmaceuticals, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Palo Alto, California
January 14, 2000,
except as to the second paragraph of Note 1, as to which the date is
             , 2000

--------------------------------------------------------------------------------

    The foregoing report is in the form that will be signed upon the completion of the reverse stock split described in Note 1 to the financial statements.

                                                        /s/ ERNST & YOUNG LLP

Palo Alto, California
January 26, 2000

                       INTRABIOTICS PHARMACEUTICALS, INC.

                                 BALANCE SHEETS

               (In thousands, except share and per share amounts)

                                                                                      Pro forma
                                                                                    stockholders'
                                                                 December 31,         equity to
                                                              -------------------   December 31,
                                                                1998       1999     1999 (Note 1)
                                                              --------   --------   -------------
                                                                                     (Unaudited)
                           ASSETS

Current assets:
  Cash and cash equivalents, including restricted deposits
   of $350..................................................  $ 29,869   $ 18,862
  Short-term investments....................................        --     12,567
  Other current assets......................................       144        633
                                                              --------   --------
    Total current assets....................................    30,013     32,062

Property and equipment, net.................................     2,045      3,828
Other assets................................................        41         68
                                                              --------   --------
    Total assets............................................  $ 32,099   $ 35,958
                                                              ========   ========

            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $  2,773   $  2,295
  Accrued clinical costs....................................     1,310        916
  Other accrued liabilities, principally related to
   development milestones in 1998...........................     3,408        535
  Amount payable to contract partner........................        --      1,677
  Deferred revenue..........................................       738         --
  Current portion of equipment financing obligations........       505        896
                                                              --------   --------
    Total current liabilities...............................     8,734      6,319

Long-term equipment financing obligations...................       867      1,725

Commitments

                   STOCKHOLDERS' EQUITY:

Preferred stock, at amounts paid in, $0.001 par value:
  35,205,892 and 40,937,873 convertible shares authorized at
  December 31, 1998 and 1999, 5,000,000 shares of preferred
  stock authorized pro forma; 32,388,207 and 39,483,873
  shares issued and outstanding at December 31, 1998 and
  1999, respectively (aggregate liquidation preference of
  $81,245), no shares of preferred stock issued and
  outstanding pro forma.....................................    52,152     79,609     $     --
Common stock, $0.001 par value: 60,000,000 and 67,500,000
  shares authorized at December 31, 1998 and 1999,
  50,000,000 shares authorized pro forma; 1,001,030 and
  1,339,154 shares issued and outstanding at December 31,
  1998 and 1999, respectively, 21,081,054 shares issued and
  outstanding pro forma.....................................         1          1           21
Additional paid-in capital..................................     1,249     13,828       93,417
Deferred stock compensation.................................    (1,145)   (12,650)     (12,650)
Accumulated deficit.........................................   (29,759)   (52,874)     (52,874)
                                                              --------   --------     --------
    Total stockholders' equity..............................    22,498     27,914     $ 27,914
                                                              --------   --------     ========
  Total liabilities and stockholders' equity................  $ 32,099   $ 35,958
                                                              ========   ========

                            See accompanying notes.

                       INTRABIOTICS PHARMACEUTICALS, INC.

                            STATEMENTS OF OPERATIONS

                    (In thousands, except per share amounts)

                                                                 Year ended December 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Revenues:
  Contract revenue..........................................  $ 3,507    $  5,357   $  7,863
  License fee and milestone revenue.........................    2,000       1,000         --
                                                              -------    --------   --------
Total revenues..............................................    5,507       6,357      7,863
                                                              -------    --------   --------

Operating expenses:
  Research and development..................................    8,103      21,997     26,102
  General and administrative................................    1,960       2,533      6,082
                                                              -------    --------   --------
Total operating expenses....................................   10,063      24,530     32,184
                                                              -------    --------   --------

Operating loss..............................................   (4,556)    (18,173)   (24,321)

Interest income.............................................      575         963      1,372
Interest expense............................................      (94)       (172)      (166)
                                                              -------    --------   --------
Net loss....................................................  $(4,075)   $(17,382)  $(23,115)
                                                              =======    ========   ========

Basic and diluted net loss per share........................  $ (6.39)   $ (20.89)  $ (21.62)
                                                              =======    ========   ========

Shares used to compute basic and diluted net loss per
  share.....................................................      638         832      1,069
                                                              =======    ========   ========

Pro forma basic and diluted net loss per share
  (unaudited)...............................................                        $  (1.27)
                                                                                    ========

Shares used to compute pro forma basic and diluted net loss
  per share (unaudited).....................................                          18,172
                                                                                    ========

                            See accompanying notes.

                       INTRABIOTICS PHARMACEUTICALS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                 (In thousands)

                                        Convertible               Additional      Deferred                          Total
                                         Preferred     Common      Paid-In         Stock         Accumulated    Stockholders'
                                           Stock        Stock      Capital      Compensation       Deficit         Equity
                                        -----------   ---------   ----------   --------------   -------------   -------------
Balances at December 31, 1996.........    $12,697        $1        $    14        $     --        $ (8,302)       $  4,410
Issuance of 17 shares of common stock
  upon exercise of options for cash...         --        --              3              --              --               3
Issuance of 5,714 shares of Series D
  convertible preferred stock for cash
  (net of issuance costs of $50)......      9,950        --             --              --              --           9,950
Issuance of 2,725 shares of Series E
  convertible preferred stock for cash
  (net of issuance costs of $17)......      7,477        --             --              --              --           7,477
Issuance of 500 shares of Series F
  convertible preferred stock for
  cash................................      2,000        --             --              --              --           2,000
Net loss and comprehensive loss.......         --        --             --              --          (4,075)         (4,075)
                                          -------        --        -------        --------        --------        --------
Balances at December 31, 1997.........     32,124         1             17              --         (12,377)         19,765
Issuance of 205 shares of common stock
  upon exercise of options for cash...         --        --             39              --              --              39
Issuance of 250 shares of Series F
  convertible preferred stock for
  technology license..................      1,000        --             --              --              --           1,000
Issuance of 6,811 shares of Series G
  convertible preferred stock for cash
  (net of issuance costs of $1,406)...     19,028        --             --              --              --          19,028
Deferred stock compensation...........         --        --          1,193          (1,193)             --              --
Amortization of deferred stock
  compensation........................         --        --             --              48              --              48
Net loss and comprehensive loss.......         --        --             --              --         (17,382)        (17,382)
                                          -------        --        -------        --------        --------        --------
Balances at December 31, 1998.........     52,152         1          1,249          (1,145)        (29,759)         22,498
Issuance of 338 shares of common stock
  upon exercise of options for cash...         --        --             93              --              --              93
Issuance of 846 shares of Series G
  convertible preferred stock for
  cash................................      2,580        --             --              --              --           2,580
Issuance of 6,250 shares of Series H
  convertible preferred stock and
  warrants to purchase 1,250 shares of
  Series H convertible preferred stock
  for cash (net of issuance costs of
  $123)...............................     24,877        --             --              --              --          24,877
Deferred stock compensation...........         --        --         12,486         (12,486)             --              --
Amortization of deferred stock
  compensation........................         --        --             --             981              --             981
Net loss and comprehensive loss.......         --        --             --              --         (23,115)        (23,115)
                                          -------        --        -------        --------        --------        --------
Balances at December 31, 1999.........    $79,609        $1        $13,828        $(12,650)       $(52,874)       $ 27,914
                                          =======        ==        =======        ========        ========        ========

                            See accompanying notes.

                       INTRABIOTICS PHARMACEUTICALS, INC.

                            STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                                 Year ended December 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Operating activities
  Net loss..................................................  $(4,075)   $(17,382)  $(23,115)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Preferred stock issued in exchange for technology
     license expense........................................       --       1,000         --
    Depreciation and amortization...........................      204         489        740
    Amortization of deferred stock compensation.............       --          48        981
    Changes in assets and liabilities:
      Accounts receivable...................................   (2,225)      2,225         --
      Other current assets..................................        1        (111)      (489)
      Other assets..........................................       --         (28)       (27)
      Accounts payable......................................      237       2,316       (478)
      Accrued clinical costs................................      632         678       (394)
      Other accrued liabilities.............................      861       2,440     (2,873)
      Amount payable to contract partner....................       --          --      1,677
      Deferred revenue......................................    1,705        (967)      (738)
                                                              -------    --------   --------
        Net cash used in operating activities...............   (2,660)     (9,292)   (24,716)
Investing activities
  Capital expenditures......................................   (1,589)       (597)    (2,523)
  Purchases of short-term investments.......................       --          --    (14,862)
  Maturities of short-term investments......................       --          --      2,295
                                                              -------    --------   --------
  Net cash used in investing activities.....................   (1,589)       (597)   (15,090)
Financing activities
  Proceeds from issuance of preferred stock, net of issuance
   costs....................................................   19,427      19,028     27,457
  Proceeds from issuance of common stock....................        3          39         93
  Proceeds from equipment financing.........................    1,131         397      2,033
  Payments on equipment financing...........................     (246)       (485)      (784)
                                                              -------    --------   --------
    Net cash provided by financing activities...............   20,315      18,979     28,799
                                                              -------    --------   --------
Net increase (decrease) in cash and cash equivalents........   16,066       9,090    (11,007)
Cash and cash equivalents at beginning of period............    4,713      20,779     29,869
                                                              -------    --------   --------
Cash and cash equivalents at end of period..................  $20,779    $ 29,869   $ 18,862
                                                              =======    ========   ========
Supplemental disclosure of cash flow information
Interest paid...............................................  $    94    $    172   $    166

                            See accompanying notes.

                       INTRABIOTICS PHARMACEUTICALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

    IntraBiotics Pharmaceuticals, Inc. ("IntraBiotics" or the "Company"), was incorporated in the state of Delaware on January 19, 1994. IntraBiotics develops and intends to commercialize novel antibacterial and antifungal drugs for the prevention or treatment of serious infectious diseases. The Company has devoted substantially all of its efforts and resources since incorporation to research and development related to its antimicrobial products.

    REVERSE STOCK SPLIT

    In January 2000, the Company effected a one-for-two reverse split of its common stock. All common share and per share amounts have been retroactively restated to reflect the split in the accompanying financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, including amounts accrued for clinical trial costs. Actual results could differ from those estimates.

    CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents and short-term investments include money market funds, commercial paper, and government and commercial debt securities. All cash equivalents and short-term investments are classified as available-for-sale and mature within one year. Available-for-sale securities are carried at amortized cost, which approximated fair value at December 31, 1998 and 1999. Material unrealized gains and losses, if any, are reported in stockholders' equity and included in other comprehensive loss. Fair value is estimated based on available market information. The cost of securities sold is based on the specific identification method. For the years ended December 31, 1998 and 1999, gross realized gains and losses on available-for-sale securities were immaterial.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of financial instruments, including cash and cash equivalents, short-term investments, and equipment financing approximate their carrying value. The fair value of the equipment financing is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rate for similar types of borrowing arrangements.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation, which is provided using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are depreciated over the terms of the building leases of up to seven years.

                       INTRABIOTICS PHARMACEUTICALS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    REVENUE RECOGNITION

    Contract revenue from collaboration research and development reimbursement funding is recognized as earned, according to the terms of the collaboration agreement, and is based on contract expenses incurred during the period and the number of full-time equivalent employees working on the contract. These funds are generally received in advance and are recorded as deferred revenue until earned. Revenue related to license fees with noncancelable, nonrefundable terms and no significant future performance obligations is recognized upon execution of the collaboration agreement when collection is assured. Revenue associated with milestones is recognized as earned, based on completion of development milestones, either upon receipt, or when collection is assured.

    RESEARCH AND DEVELOPMENT

    Research and development expenditures are charged to operations as incurred. Research and development expenses, including direct and allocated expenses, consist of independent research and development costs, costs associated with collaborative research and development arrangements, and, in 1998, license fees related to the acquisition of in-process research and development with no alternative future use.

    STOCK-BASED COMPENSATION

    The Company has elected to account for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), using an intrinsic value approach to measure compensation expense, if any. Deferred stock compensation calculated according to APB 25 is amortized over the vesting period of the options, ranging from four to six years, on a straight-line basis. Appropriate pro forma net loss disclosures using a fair value-based method, as provided by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), are also reflected in Note 6. Options issued to nonemployees are accounted for in accordance with SFAS 123 and EITF Consensus 96-18 using a fair value approach, and are subject to revaluation over their vesting terms.

    COMPREHENSIVE LOSS

    As of January 1, 1998, the Company adopted Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"). The Company's comprehensive loss was not materially different from the net loss for the years ended December 31, 1997, 1998, and 1999.

    NET LOSS PER SHARE

    Net loss per share has been computed according to Financial Accounting Standards Board Statement No. 128, "Earnings Per Share" ("SFAS 128"), which requires disclosure of basic and diluted earnings per share. Basic and diluted earnings per share is calculated using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Diluted earnings per share includes the impact of potentially dilutive securities. As the

                       INTRABIOTICS PHARMACEUTICALS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company's potentially dilutive securities (convertible preferred stock, stock options, and warrants) were antidilutive for all periods, they were not included in the computation of weighted-average shares used in computing diluted net loss per share. Pro forma basic and diluted net loss per common share, as presented in the statements of operations, has been computed for the year ended
December 31, 1999 as described above, and also gives effect to the conversion of the convertible preferred stock which will automatically convert to common stock immediately prior to the completion of the Company's initial public offering (using the if-converted method) from the original date of issuance.

    Following the guidance given by the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

    The following is a reconciliation of the numerator and denominator of basic and diluted net loss per share (in thousands, except per share amounts):

                                                                 Years ended December 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Basic and diluted:
  Net loss..................................................  $(4,075)   $(17,382)  $(23,115)
                                                              =======    ========   ========
  Weighted-average shares of common stock outstanding.......      783         856      1,069
  Less: weighted-average shares subject to repurchase.......     (145)        (24)        --
                                                              -------    --------   --------
  Weighted-average shares used in computing basic and
   diluted net loss per share...............................      638         832      1,069
                                                              =======    ========   ========
Basic and diluted net loss per share........................  $ (6.39)   $ (20.89)  $ (21.62)
                                                              =======    ========   ========
Pro forma basic and diluted:
  Shares used above.........................................                           1,069
  Pro forma adjustment to reflect weighted-average effect of assumed conversion of preferred stock from the date of
   issuance.................................................                          17,103
                                                                                    --------
Total weighted-average shares of common stock outstanding
  pro forma.................................................                          18,172
                                                                                    ========
Basic and diluted pro forma loss per share..................                        $  (1.27)
                                                                                    ========

    The total number of shares excluded from the calculations of diluted net loss per share, prior to application of the treasury stock method for options, warrants and convertible preferred stock was 14,147,012, 18,462,550, and 24,165,796 for the years ended December 31, 1997, 1998, and 1999, respectively. Such securities, had they been dilutive, would have been included in the computations of diluted net loss per share (see Note 6 for further information on these securities).

                       INTRABIOTICS PHARMACEUTICALS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives") and for hedging activities. SFAS 133 (as deferred by SFAS 137) is effective for the Company's year ending December 31, 2001. As the Company does not currently hold derivatives or engage in hedging transactions, there would be no current impact to the Company's results of operations, financial position, or cash flows upon the adoption of SFAS 133.

3. COLLABORATION AGREEMENT WITH PHARMACIA & UPJOHN S.p.A.

    In October 1997, the Company entered into a collaboration agreement with Pharmacia & Upjohn S.p.A. ("Pharmacia"), to develop and commercialize the Company's Protegrin IB-367, on a worldwide basis. The Company was to receive up to $35,000,000 in research and milestone payments, if specified research and development goals were achieved, an equity investment, and license fees. A nonrefundable license fee of $2,000,000 associated with the transfer of development and commercialization rights to Pharmacia was received and recognized as revenue in 1997. A nonrefundable development milestone of $1,000,000 was received and recognized as revenue in 1998.

    Pharmacia shared equally with the Company the costs of developing Protegrin IB-367 for the United States market. Both parties had the right to codevelop, copromote, and share defined profits and losses in the United States, should IB-367 result in a marketable drug. Pharmacia had the right to develop and promote Protegrin IB-367 outside the United States and would pay the Company royalties on defined profits, if any. The Company recognized research contract revenues of $3,507,000, $5,357,000, and $7,863,000 in 1997, 1998, and 1999,
respectively, relating to the reimbursement of shared development costs.

    In connection with the collaboration, the Company sold to Pharmacia 500,000 shares of Series F preferred stock at $4.00 per share for an aggregate purchase price of $2,000,000 in 1997.

    The Company mutually agreed with Pharmacia in July 1999 to terminate the agreement with funding through December 31, 1999. As a result of the termination, the Company has retained global rights to Protegrin IB-367. Pharmacia has no further obligations to pay future milestones or development expenses, or to purchase additional shares of common stock subsequent to the termination. Approximately $1.7 million of unused development funding will be returned to Pharmacia.

                       INTRABIOTICS PHARMACEUTICALS, INC.

4. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following (in thousands):

                                                     Year ended December 31,
                                                    -------------------------
                                                       1998          1999
                                                    -----------   -----------
Machinery and equipment...........................    $1,802        $ 2,753
Furniture and fixtures............................       116            320
Construction in progress..........................        34             --
Leasehold improvements............................       970          2,372
                                                      ------        -------
                                                       2,922          5,445
Less accumulated depreciation and amortization....      (877)        (1,617)
                                                      ------        -------
Property and equipment, net.......................    $2,045        $ 3,828
                                                      ======        =======

    The Company has financed an aggregate of $2,251,000 and $4,284,000 at December 31, 1998 and 1999, respectively, of equipment purchased under equipment financing agreements totaling $5,500,000. The loans are secured by the related assets.

5. LEASE COMMITMENTS AND EQUIPMENT FINANCINGS

    The Company leases its facilities under operating lease agreements which expire in December 2001 and July 2004. At December 31, 1999, the Company has made available letters of credit for $350,000 in connection with these leases.

    Total rent expense for the years ended December 31, 1997, 1998, and 1999 was approximately $342,000, $502,000, and $786,000, respectively.

    At December 31, 1999, future minimum lease payments under operating leases and principal payments under the equipment financing arrangements are as follows (in thousands):

                                                      Operating    Financing
                                                       Leases     Arrangements
                                                      ---------   ------------
2000................................................   $1,050        $  896
2001................................................      838           822
2002................................................      860           764
2003................................................      873           139
2004................................................      462            --
                                                       ------        ------
Total minimum payments required.....................   $4,083         2,621
                                                       ======
Less current portion................................                   (896)
                                                                     ------
Long-term portion...................................                 $1,725
                                                                     ======

    In August 1999, the Company entered into a term loan agreement with Silicon Valley Bank for $5,000,000. The loan agreement has a revolving draw period expiring in August 2000, and bears interest at prime plus 1.25%. Interest-only payments are due until August 2000, and thereafter principal and interest is payable thereafter over four years. The term loan also includes various financial covenents and a restriction on paying dividends. No amounts had been drawn under this arrangement at December 31, 1999.

                       INTRABIOTICS PHARMACEUTICALS, INC.

6. STOCKHOLDERS' EQUITY

    COMMON STOCK RESERVED FOR FUTURE ISSUANCE

    Shares of common stock of the Company reserved for future issuance at December 31, 1999 were as follows:

Conversion of convertible preferred stock...................  19,741,900
Stock option plan...........................................   3,870,397
Warrants....................................................     677,000
                                                              ----------
                                                              24,289,297
                                                              ==========

    CONVERTIBLE PREFERRED STOCK

    The Company is authorized to issue 40,937,873 shares of convertible preferred stock at December 31, 1999. Each share of convertible preferred stock has voting rights equal to shares of common stock on an "if-converted" basis.

    The convertible preferred stock authorized, issued and outstanding at December 31, 1999 is as follows:

                                                      Shares Issued    Aggregate
                                          Shares           and        Liquidation
                                        Authorized     Outstanding    Preference
                                        -----------   -------------   -----------
                                                                          (In
                                                                      thousands)
Series A..............................     821,429         821,429      $   411
Series B..............................   5,803,996       5,749,996        4,025
Series C..............................   9,816,181       9,816,181        8,344
Series D..............................   5,764,286       5,714,286       10,000
Series E..............................   2,725,000       2,725,000        7,494
Series F..............................     750,000         750,000        3,000
Series G..............................   7,656,981       7,656,981       22,971
Series H..............................   7,600,000       6,250,000       25,000
                                        ----------      ----------      -------
                                        40,937,873      39,483,873      $81,245
                                        ==========      ==========      =======

    Series A, B, C, D, E, F, G, and H stockholders are entitled to noncumulative quarterly dividends, when and as declared by the board of directors, at the rate of $0.04, $0.06, $0.07, $0.15, $0.23, $0.35, $0.25, and $0.35 per share, respectively (as adjusted for any stock dividends, combinations, or splits with respect to such shares). No dividends have been declared or paid by the Company.

    In the event of a liquidation or winding up of the Company, holders of Series A, B, C, D, E, F, G, and H stockholders are entitled to a liquidation preference of $0.50, $0.70, $0.85, $1.75, $2.75, $4.00, $3.00, and $4.00 per
share, respectively, plus all declared but unpaid dividends. After payment has been made to the preferred stockholders, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the common stock and preferred stock on an if-converted basis.

    Each two shares of preferred stock are convertible at any time at the option of the holder into one share of common stock adjusted, if applicable, for unpaid dividends, stock splits, combinations,

                       INTRABIOTICS PHARMACEUTICALS, INC.

6. STOCKHOLDERS' EQUITY (Continued)

and certain other events. Conversion of the preferred stock into common stock is automatic at the earlier of an initial public offering in excess of $25,000,000 at an offering price of not less than $12.00 per share (subsequently reduced to $10.00 per share in January 2000), or the election by more than 66 2/3% of the shares held by the preferred stockholders, voting together as a class.

    At the election of the holders of at least 50% of the outstanding preferred stock, the Company shall file a registration statement with an aggregate offering price to the public in excess of $3,000,000.

    Prior to an initial public offering, certain preferred stockholders have the right of first refusal with respect to certain future issuances of preferred or common stock.

    WARRANTS

    In July 1995 and October 1997, the Company issued warrants to purchase 54,000 and 50,000 shares of the Company's Series B and D preferred stock at exercise prices of $1.00 and $2.50 per share, respectively. These warrants were issued in connection with an equipment financing agreement. The 1995 warrants expire on the earlier of July 2001 or the sale of substantially all of the Company's assets. The 1997 warrants expire on the earlier of October 2003 or the closing of the Company's initial public offering, the merger of the Company with or into another corporation and the sale of substantially all of the Company's assets. The value assigned to these warrants was not material.

    In October 1999, the Company issued warrants to purchase 1,250,000 shares of the Company's Series H preferred stock at an exercise price of $5.00 per share. These warrants were issued in connection with the Series H preferred stock financing, and expire on December 31, 2001. The value of these warrants is included with the Series H preferred stock issued on that date.

    Through December 31, 1999, no warrants have been exercised.

    1995 INCENTIVE STOCK PLAN

    The 1995 Incentive Stock Plan (the "Plan") was amended and restated in 1999 and allows the granting of options for up to 4,523,554 shares of common stock to employees, consultants, and directors.

    Stock options granted under the Plan may be either incentive stock options or nonstatutory stock options. Incentive stock options may be granted to employees with exercise prices of no less than the fair value and nonstatutory options not less than 85% of the fair value of the common stock on the date of grant, as determined by the board of directors. All options are to have a term not greater than 10 years from the date of grant. The board of directors shall determine the time or times during the term when the options may be exercised and the number of shares for which an option may be granted. Options generally vest ratably over a period ranging from four to six years.

                       INTRABIOTICS PHARMACEUTICALS, INC.

6. STOCKHOLDERS' EQUITY (Continued)

    A summary of the Company's stock option activity and related information follows:

                                                        Options Outstanding
                                                     --------------------------
                                                                   Weighted-
                                                     Number of      Average
                                                      Shares     Exercise Price
                                                     ---------   --------------
Balance at December 31, 1996.......................    935,575       $0.17
  Granted..........................................    527,650       $0.45
  Exercised........................................    (17,446)      $0.19
  Canceled.........................................    (14,194)      $0.27
                                                     ---------
Balance at December 31, 1997.......................  1,431,585       $0.27
  Granted..........................................  1,128,800       $0.99
  Exercised........................................   (205,253)      $0.19
  Canceled.........................................   (138,650)      $0.53
                                                     ---------
Balance at December 31, 1998.......................  2,216,482       $0.63
  Granted..........................................  2,160,782       $1.54
  Exercised........................................   (338,124)      $0.27
  Canceled.........................................   (292,244)      $0.92
                                                     ---------
Balance at December 31, 1999.......................  3,746,896       $1.16
                                                     =========

    At December 31, 1997, 1998, and 1999, options to purchase 520,298, 690,253, and 818,569 shares, respectively, of common stock were exercisable. The following tables summarize information about options outstanding at December 31, 1999:

                             Options Outstanding                                         Options Exercisable
-----------------------------------------------------------------------------   -------------------------------------
                                            Weighted-
                                             Average            Weighted-                               Weighted-
    Range of            Number of           Remaining       Average Exercise        Number of       Average Exercise
 Exercise Price          Shares         Contractual Life          Price              Shares               Price
-----------------   -----------------   -----------------   -----------------   -----------------   -----------------
                                             (Years)
   $0.10-$0.90           765,207               6.4                $0.31              570,900              $0.28
   $1.00-$1.00          1,210,907              8.5                $1.00              194,590              $1.00
   $1.50-$1.50          1,276,182              9.6                $1.50              51,258               $1.50
   $2.00-$2.00           494,600              10.0                $2.00               1,821               $2.00
                    -----------------                                           -----------------
                        3,746,896              8.6                $1.16              818,569              $0.53
                    =================                                           =================

    The weighted-average fair value of options granted during 1997, 1998, and 1999 was $0.05, $0.09, and $5.50, respectively.

                       INTRABIOTICS PHARMACEUTICALS, INC.

6. STOCKHOLDERS' EQUITY (Continued)

    Pro forma information regarding net income (loss) is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions:

                                                    Years ended December 31,
                                                 -------------------------------
                                                   1997       1998       1999
                                                 --------   --------   ---------
Risk-free interest rates.......................     6.5%       5.0%         5.5%
Dividend yield.................................       --         --           --
Expected life of option........................  4 years    4 years    4.5 years

    Pro forma net loss information applying the minimum value method to the Company's stock options granted in 1997, 1998, and 1999 is as follows. Future pro forma net income (loss) results may be materially different from actual amounts reported.

                                                   Years ended December 31,
                                                ------------------------------
                                                  1997       1998       1999
                                                --------   --------   --------
Net loss--as reported.........................  $(4,075)   $(17,382)  $(23,115)
Net loss--pro forma...........................  $(4,096)   $(17,429)  $(25,172)
Basic and diluted net loss per share--as
  reported....................................  $ (6.39)   $ (20.89)  $ (21.62)
Basic and diluted net loss per share--pro
  forma.......................................  $ (6.42)   $ (20.95)  $ (23.55)

    During the years ended December 31, 1998 and 1999, in connection with the grant of certain stock options to employees and officers, the Company recorded deferred stock compensation of $1,193,000 and $12,486,000, respectively, representing the difference between the exercise price and the deemed fair value of the Company's common stock for financial reporting purposes on the date such stock options were granted. Deferred compensation is included as a component of stockholders' equity and is being amortized to expense on a straight-line basis over the vesting period of the options, ranging from four to six years. During the years ended December 31, 1998 and 1999, the Company recorded amortization of deferred stock compensation expense of approximately $48,000 and $981,000, respectively. Additional deferred compensation of approximately $2,100,000 (unaudited) is expected to be recorded based on the deemed fair value of common stock options granted to employees during January 2000.

7. LICENSING, RESEARCH, AND TECHNOLOGY CONTRACTS

    The Company has entered into agreements with academic institutions under which it obtained certain licenses to technology under development. In exchange for the licenses, the Company made certain payments, and agreed to pay the institutions additional amounts and specified royalties upon the occurrence of certain events. The academic institutions may terminate the agreements upon the occurrence of certain events.

                       INTRABIOTICS PHARMACEUTICALS, INC.

7. LICENSING, RESEARCH, AND TECHNOLOGY CONTRACTS (Continued)

    In January 1997, the Company entered into an agreement with a company to develop a manufacturing process and is obligated to pay up to an aggregate of $2,895,000 based on the achievement of certain development milestones. The Company also entered into a related purchase and supply agreement. For the years ended December 31, 1997, 1998 and 1999, the Company has incurred development and milestone payments of $910,000, $1,025,000 and $750,000, respectively, under the agreement, which were charged to research and development expense.

    During 1998, the Company recorded $2,000,000 in license fee expense in connection with the purchase of rights to develop and commercialize a clinical-stage drug. The purchase price, which was expensed as in-process research and development as the rights had no alternative future use, consisted of the issuance of 250,000 shares of Series F preferred stock and $1,000,000 in cash. The Company may pay up to an additional $14,000,000 in license fees and milestone payments, if specified research and development goals are reached.

8. INCOME TAXES

    As of December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $46,000,000 and $23,000,000, respectively. The Company also had federal research and development tax credit carryforwards of approximately $1,000,000. The net operating loss and credit carryforwards will expire at various dates beginning on 2002 through 2019, if not utilized.

    Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting and the amount used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes are as follows (in thousands):

                                                            December 31,
                                                       ----------------------
                                                          1998         1999
                                                       -----------   --------
Net operating loss carryforwards.....................   $ 11,000     $ 17,300
Research credits.....................................      1,100        1,300
Capitalized research and development.................        500        1,200
Intangible assets....................................         --        1,500
Other................................................         --         (200)
                                                        --------     --------
Total deferred tax assets............................     12,600       21,100
Valuation allowance..................................    (12,600)     (21,100)
                                                        --------     --------
Net deferred tax assets..............................   $     --     $     --
                                                        ========     ========

    Because of the Company's lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $2,000,000, $7,400,000 and $8,500,000 during the years ended December 31, 1997, 1998 and 1999, respectively.

                       INTRABIOTICS PHARMACEUTICALS, INC.

9. EVENTS SUBSEQUENT TO THE DATE OF INDEPENDENT AUDITORS' REPORT

    PUBLIC OFFERING

    In January 2000, the board of directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed initial public offering. If the offering is consummated under the terms currently anticipated, the convertible preferred stock outstanding as of the closing date will be converted into shares of the Company's common stock. The pro forma stockholders' equity in the accompanying balance sheet as of December 31, 1999 reflects conversion of the outstanding preferred stock into 19,741,900 shares of common stock.

    2000 EQUITY INCENTIVE PLAN

    In January 2000, the board adopted, subject to stockholder approval, the 2000 Equity Incentive Plan (the "equity incentive plan"). The aggregate number of shares that may be issued pursuant to stock awards granted under the equity incentive plan is 5,000,000 shares. On the first nine anniversaries of the effective date of this offering, starting with 2001, the authorized shares will automatically be increased by a number of shares equal to the lesser of:

    - 5% of the then outstanding shares of common stock on a fully-diluted basis;

    - 2,000,000 shares; or

    - a lesser number of shares determined by the board of directors prior to each anniversary date.

    2000 EMPLOYEE STOCK PURCHASE PLAN

    In January 2000, the board adopted, subject to stockholder approval, the 2000 Employee Stock Purchase Plan (the "purchase plan"), authorizing the issuance of 500,000 shares of common stock pursuant to purchase rights granted to employees. On each of the first nine anniversaries of the effective date of the purchase plan, beginning in January 2001, the number of shares authorized under the purchase plan will automatically be increased by the lesser of 1% of the total number of shares outstanding on the anniversary date, or shares.

    The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. As of the date hereof, no shares of common stock have been purchased under the purchase plan.

    The purchase plan permits eligible employees to purchase common stock at a discount, but only through payroll deductions, during defined offering periods. The price at which stock is purchased under the purchase plan is equal to 85% of the fair market value of the common stock on the first or last day of the offering period, whichever is lower. The initial offering period will commence on the effective date of the offering.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               TABLE OF CONTENTS

                                              Page
                                            --------
Summary...................................      1
Risk Factors..............................      5
Special Note Regarding Forward-Looking
  Statements and Industry Data............     14
Use of Proceeds...........................     15
Dividend Policy...........................     15
Capitalization............................     16
Dilution..................................     17
Selected Financial Data...................     18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................     19
Business..................................     23
Management................................     38
Certain Transactions......................     49
Principal Stockholders....................     52
Description of Capital Stock..............     55
Shares Eligible for Future Sale...........     58
Underwriting..............................     60
Legal Matters.............................     63
Experts...................................     63
Where You Can Find Additional
  Information.............................     63
Index to Financial Statements.............    F-1

Until         , 2000 (25 days after the date of this prospectus), all dealers that buy, sell or trade in these securities, whether or not participating in this offering, may be required to deliver a prospectus. Dealers are also obligated to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

[LOGO]

           Shares

Common Stock

Deutsche Banc Alex. Brown
Warburg Dillon Read LLC
SG Cowen
Adams, Harkness & Hill, Inc.

Prospectus

                                          , 2000

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discounts payable by us, in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


SEC registration fee........................................  $   23,760
NASD filing fee.............................................       9,500
Nasdaq National Market listing fee..........................      95,000
Blue Sky Fees and expenses..................................       5,000
Transfer Agent and Registrar fees...........................      10,000
Accounting fees and expenses................................     250,000
Legal fees and expenses.....................................     450,000
Printing and engraving costs................................     165,000
Miscellaneous expenses......................................      41,740
                                                              ----------
  Total.....................................................  $1,050,000
                                                              ==========

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of duty of loyalty to us or to our stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derived an improper personal benefit.

    Our amended and restated certificate of incorporation further provides that we must indemnify our directors and officers and may indemnify our employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

    We have entered into indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify each director and officer for certain expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of IntraBiotics Pharmaceuticals, Inc., arising out of the person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

    The underwriting agreement (Exhibit 1.1) will provide for indemnification by the underwriters of IntraBiotics Pharmaceuticals, Inc., our directors, our officers who sign the registration statement, and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

    The following table sets forth information regarding all securities sold by the Registrant since January 1, 1997:

1. In April 1997, we issued and sold 5,714,286 shares of Series D preferred stock, each two of which will convert into one share of common stock upon completion of this offering, at $1.75 per share to 17 accredited investors, 787,854 of which were sold to two of our executive officers and/or directors (and related entities).

2. In October 1997, we issued a warrant to purchase 50,000 shares of Series D preferred stock, which will convert into a warrant to purchase shares of common stock upon the completion of this offering, to one accredited investor, at an exercise price of $2.50 per share.

3. In October 1997, we issued and sold 2,725,000 shares of Series E preferred stock, each two of which will convert into one share of common stock upon completion of this offering, at $2.75 per share to five accredited investors.

4. In October 1997 and May 1998, we issued and sold 500,000 and 250,000 shares of Series F preferred stock, respectively, each two of which will convert into one share of common stock upon completion of this offering, at $4.00 per share to two accredited investors.

5. In November 1998, December 1998 and January 1999, we issued and sold 6,197,315, 614,000 and 845,666 shares of Series G preferred stock, respectively, each two of which will convert into one share of common stock upon completion of this offering, at $3.00 per share to 62 accredited investors, 1,833,334 of which were sold to one of our executive officers and/or directors (and related entities).

6. In October 1999, we issued and sold 6,250,000 shares of Series H preferred stock, each two of which will convert into one share of common stock upon completion of this offering, at $4.00 per share to four accredited investors, 5,500,000 of which were sold to one of our executive officers and/or directors (and related entities).

7. In October 1999, we issued warrants to purchase an aggregate of 1,250,000 shares of Series H preferred stock, which will convert into warrants to purchase shares of common stock upon the completion of this offering, to four accredited investors, at an exercise price of $5.00 per share. One warrant to purchase 1,100,000 shares was issued to one of our executive officers/directors (and related entities).

8. Between January 1, 1997 and January 15, 2000, we granted options to purchase an aggregate of 4,153,232 shares of common stock at exercise prices ranging from $0.20 to $4.00 per share with a weighted exercise price of $1.45 per share.

    The sales and issuances of common stock made pursuant to the exercise of stock options granted under the 1995 Incentive Stock Plan to our officers, directors, employees and consultants as described in paragraph (8) above were made in reliance on Rule 701 promulgated under the Securities Act.

    The sales and issuances of securities in the transactions described in paragraphs (1) through (7) above were made in reliance of Rule 506 of Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the shares were being acquired for investment.

Item 16. (A) EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


       Exhibit
       Number           Description
        -------------   ------------------------------------------------------------
  1.1*                  Form of Underwriting Agreement.

  3.1 Amended and Restated Certificate of Incorporation, as currently in effect.

  3.2                   Form of Certificate of Amendment of Certificate of
                        Incorporation.

  3.3 Form of Amended and Restated Certificate of Incorporation, to be filed prior to the closing of this offering.

  3.4 Form of Amended and Restated Certificate of Incorporation, to be filed upon the closing of this offering.

  3.5                   Bylaws, as currently in effect.

  3.6 Form of Bylaws to be effective upon the closing of this offering.

  4.1*                  Specimen Common Stock Certificate.

  4.2                   Amended and Restated Investor Rights Agreement, dated
                        October 15, 1999.

  5.1*                  Opinion of Cooley Godward LLP.

 10.1                   Form of Indemnity Agreement.

 10.2 Amended and Restated 1995 Stock Option Plan and related documents.

 10.3                   2000 Equity Incentive Plan and related documents.

 10.4+                  Purchase Supply Agreement by and between IntraBiotics and
                        Polypeptide dated January 3, 1997.

 10.5+                  Development Supply Agreement by and between IntraBiotics and
                        Polypeptide dated January 3, 1997.

 10.6+                  Second Amendment to the License Agreement by and
                        IntraBiotics and The Regents of the University of California
                        dated June 12, 1996.

 10.7+                  Third Amendment to the License Agreement by and between
                        IntraBiotics and The Regents of the University of California
                        dated September 16, 1997.

 10.8+                  License and Supply Agreement by and between IntraBiotics and
                        Biosearch Italia S.p.A. dated May 8, 1998.

 10.9                   2000 Employee Stock Purchase Plan and related documents.

 10.10                  Lease by and between IntraBiotics and 1245 Terra Bella
                        Partners dated April 30, 1997.

 10.11 Standard Industrial/Commercial Single Tenant Lease by and between IntraBiotics and Clint S. Carter and Esther Carter
                        Family Trust dated July 31, 1998 and First Amendment to
                        Standard Industrial/Commercial Single Tenant Lease by and between IntraBiotics and Clint S. Carter and Esther Carter
                        Family Trust dated August 12, 1998.

 10.12                  Financing Agreement by and between IntraBiotics and G.E.
                        Capital Equipment dated March 15, 1999.

 10.13                  Loan and Security Agreement by and between IntraBiotics and
                        Silicon Valley Bank dated August 25, 1999.

 10.14                  Warrant to Purchase Series H Preferred Stock dated October
                        15, 1999 to Investor (Guernsey) Ltd.

 10.15                  Warrant to Purchase Series H Preferred Stock dated
                        October 15, 1999 to Vulcan Ventures, Inc.

 10.16                  Warrant to Purchase Series H Preferred Stock dated
                        October 15, 1999 to New England Partners Capital, Inc.

 10.17                  Warrant to Purchase Series H Preferred Stock dated
                        October 15, 1999 to Jonathan Reingold.

 10.18                  Warrant to Purchase Series D Preferred Stock dated
                        October 10, 1997 to Lease Management Services, Inc.

 10.19                  Warrant to Purchase Series B Preferred Stock dated July 20,
                        1995 to Lease Management, Inc.

 23.1                   Consent of Ernst & Young LLP

 23.2*                  Consent of Cooley Godward LLP (included in Exhibit 5.1).

 24.1                   Power of Attorney (contained on signature page).

 27.1                   Financial Data Schedule.

------------------------

*  To be filed by amendment.

+ Confidential treatment requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. UNDERTAKINGS

    The registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1993, as amended, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California on the 26(th) day of January, 2000.

                                                       INTRABIOTICS PHARMACEUTICALS INC.

                                                       By:            /s/ KENNETH J. KELLEY
                                                            -----------------------------------------
                                                                        Kenneth J. Kelley
                                                                PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                                           AND DIRECTOR

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Kenneth
J. Kelley and Russell L. Hughes as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1, and to sign any registration statement filed under Rule 642 under the Securities Act of 1933, as amended, including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                   Signature                                    Title                      Date
                   ---------                                    -----                      ----
             /s/ KENNETH J. KELLEY                President, Chief Executive
     --------------------------------------         Officer and Director (Principal  January 26, 2000
               Kenneth J. Kelley                    Executive Officer)

             /s/ RUSSELL L. HUGHES
     --------------------------------------       Controller (Principal Financial    January 26, 2000
               Russell L. Hughes                    and Accounting Officer)

                /s/ JANE E. SHAW
     --------------------------------------       Director                           January 26, 2000
                  Jane E. Shaw

             /s/ MICHAEL F. BIGHAM
     --------------------------------------       Director                           January 26, 2000
               Michael F. Bigham

                   Signature                                    Title                      Date
                   ---------                                    -----                      ----
                /s/ FRITZ BUHLER
     --------------------------------------       Director                           January 26, 2000
                  Fritz Buhler

               /s/ GARY A. LYONS
     --------------------------------------       Director                           January 26, 2000
                 Gary A. Lyons

            /s/ KATHLEEN D. LAPORTE
     --------------------------------------       Director                           January 26, 2000
              Kathleen D. LaPorte

              /s/ LIZA PAGE NELSON
     --------------------------------------       Director                           January 26, 2000
                Liza Page Nelson

              /s/ JOHN M. PADFIELD
     --------------------------------------       Director                           January 26, 2000
                John M. Padfield

             /s/ JACK S. REMINGTON
     --------------------------------------       Director                           January 26, 2000
               Jack S. Remington

                                 Exhibit Index

       Exhibit
       Number           Description
---------------------   -----------
  1.1*                  Form of Underwriting Agreement.

  3.1 Amended and Restated Certificate of Incorporation, as currently in effect.

  3.2                   Form of Certificate of Amendment of Certificate of
                        Incorporation.

  3.3 Form of Amended and Restated Certificate of Incorporation, to be filed prior to the closing of this offering.

  3.4 Form of Amended and Restated Certificate of Incorporation, to be filed upon the closing of this offering.

  3.5                   Bylaws, as currently in effect.

  3.6 Form of Bylaws to be effective upon the closing of this offering.

  4.1*                  Specimen Common Stock Certificate.

  4.2                   Amended and Restated Investor Rights Agreement, dated
                        October 15, 1999.

  5.1*                  Opinion of Cooley Godward LLP.

 10.1                   Form of Indemnity Agreement.

 10.2 Amended and Restated 1995 Stock Option Plan and related documents.

 10.3                   2000 Equity Incentive Plan and related documents.

 10.4+                  Purchase Supply Agreement by and between IntraBiotics and
                        Polypeptide dated January 3, 1997.

 10.5+                  Development Supply Agreement by and between IntraBiotics and
                        Polypeptide dated January 3, 1997.

 10.6+                  Second Amendment to the License Agreement by and
                        IntraBiotics and The Regents of the University of California
                        dated June 12, 1996.

 10.7+                  Third Amendment to the License Agreement by and between
                        IntraBiotics and The Regents of the University of California
                        dated September 16, 1997.

 10.8+                  License and Supply Agreement by and between IntraBiotics and
                        Biosearch Italia S.p.A. dated May 8, 1998.

 10.9                   2000 Employee Stock Purchase Plan and related documents.

 10.10                  Lease by and between IntraBiotics and 1245 Terra Bella
                        Partners dated April 30, 1997.

 10.11 Standard Industrial/Commercial Single Tenant Lease by and between IntraBiotics and Clint S. Carter and Esther Carter
                        Family Trust dated July 31, 1998 and First Amendment to
                        Standard Industrial/Commercial Single Tenant Lease by and between IntraBiotics and Clint S. Carter and Esther Carter
                        Family Trust dated August 12, 1998.

 10.12                  Financing Agreement by and between IntraBiotics and G.E.
                        Capital Equipment dated March 15, 1999.

 10.13                  Loan and Security Agreement by and between IntraBiotics and
                        Silicon Valley Bank dated August 25, 1999.

 10.14                  Warrant to Purchase Series H Preferred Stock dated October
                        15, 1999 to Investor (Guernsey) Ltd.

 10.15                  Warrant to Purchase Series H Preferred Stock dated
                        October 15, 1999 to Vulcan Ventures, Inc.

 10.16                  Warrant to Purchase Series H Preferred Stock dated
                        October 15, 1999 to New England Partners Capital, Inc.

 10.17                  Warrant to Purchase Series H Preferred Stock dated
                        October 15, 1999 to Jonathan Reingold.

 10.18                  Warrant to Purchase Series D Preferred Stock dated
                        October 10, 1997 to Lease Management Services, Inc.

 10.19                  Warrant to Purchase Series B Preferred Stock dated July 20,
                        1995 to Lease Management, Inc.

 23.1                   Consent of Ernst & Young LLP

 23.2*                  Consent of Cooley Godward LLP (included in Exhibit 5.1).

 24.1                   Power of Attorney (contained on signature page).

 27.1                   Financial Data Schedule.

------------------------

*  To be filed by amendment.

+ Confidential treatment requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.